UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.               )

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HEXCEL CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Hexcel Corporation

Two Stamford Plaza
281 Tresser Boulevard
Stamford, Connecticut 06901-3238

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To be held on May 10, 2007

The Annual Meeting of Stockholders of Hexcel Corporation will be held in the Community Room, Two Stamford Plaza, 281 Tresser Boulevard, Stamford, Connecticut, on May 10, 2007 at 10:30 a.m. Stockholders will be asked to vote on the following matters:

1.                To elect nine individuals (Joel S. Beckman, H. Arthur Bellows, Jr., David E. Berges, Lynn Brubaker, Jeffrey C. Campbell, Sandra L. Derickson, W. Kim Foster, David C. Hurley and David L. Pugh) to serve as directors until the next annual meeting of stockholders and until their successors are duly elected and qualified

2.                To ratify the appointment of PricewaterhouseCoopers LLP as independent registered public accounting firm for 2007

3.                To transact such other business as may properly come before the meeting

Stockholders of record at the close of business on March 23, 2007 will be entitled to vote at the meeting and any adjournments. A list of these stockholders will be available for inspection at the executive office of Hexcel and will also be available for inspection at the annual meeting.

Whether or not you plan to attend the annual meeting, please complete, sign and date the enclosed proxy card and return it promptly in the accompanying reply envelope. If you decide to attend the annual meeting and wish to change your vote, you may do so by voting in person at the annual meeting.

By order of the board of directors

Ira J. Krakower
Senior Vice President, General Counsel and Secretary

Dated: April 5, 2007

YOUR VOTE IS IMPORTANT. PLEASE SIGN, DATE AND COMPLETE THE
ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED
PRE-ADDRESSED, POSTAGE-PAID, RETURN ENVELOPE.

Hexcel Corporation
Two Stamford Plaza
281 Tresser Boulevard
Stamford, Connecticut 06901-3238

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

To be held on May 10, 2007

THE MEETING

General

We are providing this proxy statement to our stockholders in connection with the solicitation of proxies by our board of directors for use at the annual meeting to be held in the Community Room, Two Stamford Plaza, 281 Tresser Boulevard, Stamford, Connecticut, on May 10, 2007 at 10:30 a.m., and at any adjournments. Each copy of this proxy statement is accompanied by a proxy card for use at the annual meeting.

Matters to be Considered at the Meeting

The proposals to be considered and acted upon at the annual meeting are summarized in the accompanying Notice of Annual Meeting of Stockholders. Each proposal is described in more detail elsewhere in this proxy statement.

The board of directors does not intend to bring any matter before the annual meeting except as described in the attached notice. The board of directors is unaware of any matter that anyone else intends to present for action at the annual meeting. The persons named on the enclosed proxy card, or their duly constituted substitutes acting at the annual meeting, will be authorized to vote at their discretion on any matters unknown at this time which properly come before the meeting.

Record Date; Voting Rights; Quorum

The board of directors has fixed the close of business on March 23, 2007 as the record date for the determination of stockholders entitled to notice of and to vote at the annual meeting. This proxy statement and the enclosed proxy card are being mailed on or about April 5, 2007 to holders of record of Hexcel common stock on the record date. On the record date, there were 94,195,126 shares of Hexcel common stock outstanding held by 1,331 holders of record. Each share of Hexcel common stock entitles the holder to one vote on each matter to be acted upon at the annual meeting.

The presence, either in person or by proxy, of the holders of a majority of the outstanding shares of common stock entitled to vote at the annual meeting is necessary to constitute a quorum at the annual meeting.

Proxies

All shares of Hexcel common stock entitled to vote and represented at the annual meeting by properly executed proxies received prior to or at the annual meeting, and not revoked, will be voted at the annual meeting in accordance with the instructions indicated on the proxies. If no instructions are indicated, the proxies will be voted as follows:

FOR election of each of the nominees to the board of directors

FOR ratification of the appointment of PricewaterhouseCoopers LLP as independent registered public accounting firm for 2007

If any other matters are properly presented for consideration at the annual meeting, the persons named on the enclosed proxy card, or their duly constituted substitutes acting at the annual meeting, may vote on the other matters at their discretion.

If you give a proxy in response to this solicitation, you may revoke the proxy at any time before it is voted. You may revoke a proxy by signing a subsequent proxy and delivering it to our Corporate Secretary before or at the annual meeting, or by attending the meeting and voting in person. You can also revoke your proxy by filing a written notice of revocation with our Corporate Secretary before or at the annual meeting. You should send any subsequent proxy or notice of revocation to Hexcel Corporation, Two Stamford Plaza, 281 Tresser Boulevard, Stamford, Connecticut 06901-3238, Attention: Corporate Secretary, or you may deliver it to the Corporate Secretary at the annual meeting.

We will pay all costs of preparing, assembling, printing and distributing the proxy materials. Management has retained Morrow & Co., Inc. to assist in soliciting proxies for a fee of approximately $6,000, plus reasonable out-of-pocket expenses. Our employees may solicit proxies on behalf of our board of directors through the mail, in person, and by telecommunications. We will request that brokers and nominees who hold shares of common stock in their names furnish proxy solicitation materials to beneficial owners of the shares, and we will reimburse the brokers and nominees for reasonable expenses incurred by them.

ELECTION OF DIRECTORS

At the 2007 annual meeting, nine directors will be elected to hold office until the 2008 annual meeting and until their successors are duly qualified. Our board normally consists of ten directors but currently we have one vacancy. In addition, Mr. Martin L. Solomon is not standing for re-election because he has reached our retirement age of 70 years. Accordingly, effective as of the annual meeting we will have two vacancies on the board. The incumbent directors have unanimously nominated Mr. W. Kim Foster for election to the board to fill one of these vacancies. The nominating and corporate governance committee is engaged in a process to identify a qualified candidate to fill the other vacancy but no candidate has been identified in time to be included in this proxy statement. Under Hexcel’s bylaws a vacancy on the board can be filled by the incumbent directors at any time.

All nominees identified in this proxy statement for election to the board of directors other than Mr. Foster are currently serving as directors of Hexcel. The board recommends that you vote for the election of all nominees for director.

Shares represented by an executed and returned proxy card will be voted for the election of the nine nominees recommended by the board of directors, unless the proxy is marked to withhold authority to vote. Proxies cannot be voted for more than nine persons. If any nominee for any reason is unable to serve, the shares of common stock represented by the proxy card will be voted for an alternate person as the board may nominate. We are not aware of any nominee who will be unable to or will not serve as a director.

A plurality of the votes cast in person or by proxy at the annual meeting is required to elect directors. Under the rules of the New York Stock Exchange, brokers who hold shares in “street name” have the authority to vote on some matters when they do not receive instructions from beneficial owners. Brokers that do not receive instructions are entitled to vote on the election of directors. Under applicable Delaware law, a proxy marked to withhold authority to vote on a proposal to elect directors will be disregarded and will have no effect on the outcome of the vote.

Information Regarding the Directors

All of our current directors have been nominated for re-election to the board of directors except for Mr. Solomon who is retiring from the board. Set forth below is certain information concerning each of our current directors, except for Mr. Solomon, and Mr. Foster who is a director nominee but not a current director. There are no family relationships among any of our executive officers and any of the nominees.

Name	Age	Director Since	Position(s) With Hexcel
David E. Berges	57	2001	Chairman of the Board; Chief Executive Officer; Director
Joel S. Beckman	51	2003	Director
H. Arthur Bellows, Jr.	69	2000	Director
Lynn Brubaker	49	2005	Director
Jeffrey C. Campbell	46	2003	Director
Sandra L. Derickson	54	2002	Director
W. Kim Foster	58	N/A	Director Nominee
David C. Hurley	66	2005	Director
David L. Pugh	58	2006	Director

DAVID E. BERGES has served as Chairman of the board of directors and Chief Executive Officer of Hexcel since July 2001, and was President of Hexcel from February 2002 to February 2007. Prior to joining Hexcel, Mr. Berges was President of the Automotive Products Group of Honeywell International Inc. from 1997 to July 2001 and Vice President and General Manager, Engine Systems and Accessories, at AlliedSignal Aerospace from 1994 to 1997. Previously Mr. Berges was President and Chief Operating Officer of Barnes Aerospace, a division of Barnes Group Inc. Mr. Berges spent the first fifteen years of his career in a variety of managerial and technical positions with the General Electric Company. Mr. Berges joined the board of directors of Dana Corporation in April 2004.

JOEL S. BECKMAN has been a director of Hexcel since March 2003, and is a member of Hexcel’s audit committee. Mr. Beckman is a Managing Partner of Greenbriar Equity Group LLC, a private equity fund focused exclusively on making investments in transportation and transportation-related companies. Prior to founding Greenbriar in 2000, Mr. Beckman was a Managing Director and Partner of Goldman, Sachs & Co., which he joined in 1981. Mr. Beckman is a member of the board of directors of American Tire Distributors, Inc., Stag-Parkway, Inc. and Western Peterbilt, Inc., a member of the Board of Trustees of the University of Rochester and is active in various civic organizations.

H. ARTHUR BELLOWS, JR. has been a director of Hexcel since December 2000. Mr. Bellows also serves as Chair of the audit committee and is a member of the nominating and corporate governance committee of Hexcel. He has served as Chairman of Braeburn Associates, a private merchant banking firm, since 1999, and Chairman of The Finance Network, a private financial services firm, since 1999. Mr. Bellows was President, Chief Operating Officer and a director of Audits & Surveys Worldwide, Inc., an international market research firm, from 1995 to March 1999, and continued to serve as a director until March 2002. In 1967, he founded The Triangle Corporation, a manufacturer of hand tools, aerosol chemicals, diagnostic equipment for automobiles and various hardware products, and served as its Chairman, President and Chief Executive Officer from its founding to March, 1995. Mr. Bellows is a member of the board of directors of Beacon Roofing Supply, Inc. and serves as chair of its audit committee, and is also an officer and director of various civic organizations.

LYNN BRUBAKER has been a director of Hexcel since December 2005, and is a member of the compensation committee of Hexcel. She recently retired after spending over 25 years in the aerospace industry in a variety of executive, operations, sales and marking and customer support roles. From 1999 until June 2005 she was Vice President/General Manager—Commercial Aerospace for Honeywell International, with her primary focus in that role being on business strategies and customer operations for Honeywell’s global commercial markets. From 1997 to 1999, Ms. Brubaker was Vice President Americas for Honeywell, and from 1995 to 1997, prior to AlliedSignal’s merger with Honeywell, she was Vice President, Marketing, Sales and Support Operations, for AlliedSignal. Prior to joining AlliedSignal, Ms. Brubaker held a variety of management positions with McDonnell Douglas, Republic (predecessor to Northwest Airlines), and Comair. Ms. Brubaker currently serves on the board of a variety of private companies and other business organizations.

JEFFREY C. CAMPBELL has been a director of Hexcel since November 2003, and is a member of the audit committee of Hexcel. Mr. Campbell has served as Executive Vice President and Chief Financial Officer of McKesson Corporation, a leading healthcare services, information technology and distribution company, since January 2004. Mr. Campbell was Senior Vice President and Chief Financial Officer of AMR Corp, the parent company of American Airlines, from June 2002 to December 2003, served as a Vice President of American Airlines from 1998 to June 2002 and served in various management positions of American Airlines from 1990 to 1998.

SANDRA L. DERICKSON has been a director of Hexcel since February 2002. Ms. Derickson is Chair of the nominating and corporate governance committee and is a member of the compensation committee of Hexcel. Ms. Derickson retired from HSBC in February 2007. She held several management positions at HSBC from September 2000 to February 2007 including President and Chief Executive Officer, HSBC Bank USA; Vice Chairman, HSBC Finance; and Group Executive, HSBC Finance. During her tenure, she was responsible for private label credit cards, insurance services, taxpayer services, auto financing and some of the Group’s mortgage businesses. From 1976 to 1999, Ms. Derickson held various management positions with General Electric Capital Corporation, the last of which was President of GE Capital Auto Financial Services. Ms. Derickson was also an officer of the General Electric Company.

W. KIM FOSTER has been nominated for election to the board at the annual meeting. Mr. Foster has served as Senior Vice President and Chief Financial Officer of FMC Corporation, a chemical manufacturer serving various agricultural, industrial and consumer markets, since 2001. Prior to serving in his current role, Mr. Foster held numerous other executive and management positions with FMC, including Vice President and General Manager—Agricultural Products Group from 1998 to 2001; Director, International, Agricultural Products Group from 1996-1998; and General Manager, Airport Products and Systems Division, 1991-1996.

DAVID C. HURLEY has been a director of Hexcel since November 2005, and is a member of the audit committee of Hexcel. He is currently the Vice Chairman of PrivatAir, a corporate aviation services company based in Geneva, Switzerland, where he served as Chief Executive Officer from 2000 to February 2003. Prior to 2000, Mr. Hurley was the Chairman and Chief Executive Officer of Flight Services Group (FSG), a corporate aircraft management and sales company, which he founded in 1984 and was acquired by PrivatAir in 2000. Before founding FSG, Mr. Hurley served as Senior Vice President of Domestic and International Sales for Canadair Challenger. He currently serves on the Boards of BE Aerospace, Inc., Genesee & Wyoming Inc., Genesis Lease Limited, Ionatron, Inc., ExelTech Aerospace, Inc., the Smithsonian Institution’s National Air and Space Museum and a variety of private companies.

DAVID L. PUGH has been a director of Hexcel since July 2006, and is a member of the compensation committee of Hexcel. Mr. Pugh has served as the Chairman of Applied Industrial Technologies Inc., one of North America’s leading industrial product distributors, since October 2000, and as Applied’s Chief Executive Officer since January 2000. He was President of Applied from 1999 to October 2000. Prior to joining Applied, Mr. Pugh was senior vice president of Rockwell Automation and general manager of Rockwell’s Industrial Control Group. Prior to joining Rockwell, Mr. Pugh held various sales, marketing and operations positions at Square D. Co. and Westinghouse Electric Corp. Mr. Pugh is a director of OM Group, Inc.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR
ELECTION OF EACH OF THE NOMINEES FOR DIRECTOR

Independence of Directors

In February 2007, the board of directors affirmatively determined that each of our directors other than Mr. Berges, our Chairman and Chief Executive Officer, meets the director independence requirements of the listing standards of the NYSE. In March 2007, the board of directors made the same determination regarding Mr. Foster, who has been nominated for election to our board at the annual meeting. In making these determinations our board considered all relevant facts and circumstances including whether a director has a “material relationship” with Hexcel as contemplated by the NYSE listing standards. Two non-employee directors have a direct or indirect relationship with Hexcel other than as a director of Hexcel. Ms. Brubaker is a director of a private aerospace company that is a customer of Hexcel. Ms. Derickson was an executive of HSBC Bank USA during 2006; we have had, and continue to have, minimal arms-length commercial dealings with affiliates of HSBC Bank USA. In determining that Ms. Brubaker is independent, our board considered, among other things, the sales to the private aerospace company as a percentage of Hexcel’s total sales, and that Ms. Brubaker has no significant direct or indirect pecuniary interest in the business relationship between Hexcel and the private aerospace company. In determining that Ms. Derickson is independent, our board took note of the immaterial amount involved in our commercial dealings with HBSC. Under applicable NYSE listing standards, Mr. Berges is not independent by virtue of his being employed by Hexcel.

As discussed on page 60, Messrs. Sanjeev K. Mehra and Peter M. Sacerdote were members of our board until March 15, 2006. They were each designated by certain investment entities controlled by the Goldman Sachs Group, Inc. (the “Goldman Sachs investors”) that had rights to nominate persons to sit on our board based on the Hexcel voting power controlled by these investors. In addition, prior to March 15, 2006, Mr. Beckman was on our board as a result of being nominated for election by certain investment entities controlled by affiliates of Greenbriar Equity Group LLC and Berkshire Partners LLC (the Berkshire/Greenbriar investors”). Since March 15, 2006 neither the Goldman Sachs investors nor the Berkshire/Greenbriar investors have had any right to nominate persons to sit on our board. Our board determined in February 2006 that Messrs. Mehra, Sacerdote and Beckman were independent under the listing standards of the NYSE. Our board considered, among other things, that these three directors held senior management positions with the Goldman Sachs investors (in the case of Messrs. Mehra and Sacerdote) and the Berkshire/Greenbriar investors (in the case of Mr. Beckman), and considered the relationships and transactions between Hexcel and the investors, which are described on pages 59-60. In concluding that these relationships and transactions did not result in a material relationship between Hexcel and any of Messrs. Mehra, Sacerdote and Beckman, our board considered, among other things, that many of the investors’ rights and obligations arose directly as a result of their Hexcel stock ownership, and that the fees and expenses paid with respect to the preferred stock investment made in 2003 and the secondary offerings of common stock in December 2004 and August 2005, and incurred in connection with certain other services performed by the Goldman Sachs investors, were not material to the investors.

Meetings and Standing Committees of the Board of Directors

General

During 2006 there were five meetings of the board of directors and 24 meetings in the aggregate of the three standing committees of the board of directors. The board of directors also acted twice by written consent. Each of the incumbent directors who served on the board of directors and its committees during 2006 attended or participated in at least 75% of the aggregate number of board of directors meetings and applicable committee meetings held during 2006 during the time such person was a director. A director is expected to regularly attend and participate in meetings of the board and of committees on which the director serves, and to attend the annual meeting of stockholders.

The board of directors has established the following standing committees: audit committee; compensation committee; and nominating and corporate governance committee. The board of directors may establish other special or standing committees from time to time. Members of committees serve at the discretion of the board of directors. Each of our three standing committees operates under a charter adopted by the board. The charter for each of these committees requires that all members of these committees be independent as required by NYSE listing standards. In addition, our board of directors has adopted a set of corporate governance guidelines. All of these documents can be viewed on the investor relations section of our website, www.hexcel.com, under “corporate governance.” You may obtain a copy of any of these documents, free of charge, by directing your request to Hexcel Corporation, Attention: Investor Relations Manager, Two Stamford Plaza, 281 Tresser Boulevard, Stamford, CT 06901, telephone (203) 352-6826.

Audit Committee

The audit committee assists the board’s oversight of the integrity of our financial statements, our compliance with legal and regulatory requirements, our independent registered public accounting firm’s qualifications, independence and performance, and our internal audit function. During 2006 the audit committee held thirteen meetings. Additional information regarding the audit committee, including additional detail about the functions performed by the audit committee, is set forth in the Audit Committee Report included on page 56 of this proxy statement. The current members of the audit committee are Messrs. Bellows (Chair), Beckman, Campbell and Hurley. Assuming Mr. Foster is elected to the board, upon his election we expect Mr. Foster to join the audit committee and Mr. Beckman to leave the audit committee and join the compensation committee.

NYSE listing standards require each member of the audit committee to be independent, as described above under “Independence of Directors.”  Members of the audit committee are also required to satisfy an additional SEC independence requirement, which provides that they may not accept directly or indirectly any consulting, advisory or other compensatory fee from Hexcel or any of its subsidiaries other than directors’ compensation. NYSE listing standards also require that each member of the audit committee be financially literate and that at least one member of the committee have accounting or related financial management expertise. Finally, SEC rules require that we disclose whether our audit committee has an “audit committee financial expert,” which generally means a person with an understanding of financial and accounting matters, including internal controls and audit committee functions, who has acquired this understanding through appropriate professional experience.

Each member of our audit committee, and Mr. Foster, is independent under NYSE listing standards and satisfies the additional SEC independence requirement described above. All members of our audit committee, including Mr. Foster, meet the financial literacy requirements of the NYSE and at least one member has accounting or related financial management expertise as required by the NYSE. In addition, our board has determined that Jeffrey C. Campbell, who currently is Executive Vice President and Chief Financial Officer of McKesson Corporation, is an audit committee financial expert under SEC rules. In making this determination, the board considered, among other things, Mr. Campbell’s extensive knowledge and experience with respect to the financial reporting process for public companies, including his former position as Senior Vice President and Chief Financial Officer of AMR Corp, the parent company of American Airlines, his experience as an auditor for a predecessor of Deloitte & Touche, and his formal education.

The audit committee has adopted procedures for the receipt, retention and handling of concerns regarding accounting, internal accounting controls and auditing matters by employees, stockholders and other persons. Any person with such a concern should report it to the board as set forth under “Contacting the Board” on page 8. The audit committee has also adopted procedures for the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters. Employees should consult the Hexcel Code of Business Conduct for information on how to report any such concern.

The audit committee has established policies and procedures for the pre-approval of all services provided by the independent registered public accounting firm. These policies and procedures are described on page 57 of this proxy statement.

Nominating and Corporate Governance Committee

The nominating and corporate governance committee identifies and recommends to the board individuals qualified to serve as directors and on committees of the board; advises the board with respect to board and committee procedures; developed and recommended to the board, and reviews periodically, our corporate governance principles; and oversees the evaluation of the board, the committees of the board and management. The current members of the nominating and corporate governance committee are Ms. Derickson (Chair), and Messrs. Bellows and Solomon, each of whom is independent under NYSE listing standards. There is currently one vacancy on the committee. We expect that Ms. Brubaker will join the committee upon her re-election to the board at the annual meeting; however, due to Mr. Solomon’s retiring from the board there will still be one committee vacancy. We expect this vacancy will be filled contemporaneously with the filling of the vacancy on our board in due course. During 2006 the nominating and corporate governance committee held two meetings and acted once by written consent.

The nominating and corporate governance committee believes that each nominee for director should demonstrate, by significant accomplishment in his or her field, an ability to make a meaningful contribution to the board’s oversight of the business and affairs of Hexcel. The committee also considers the following when selecting candidates for recommendation to the board: knowledge; experience, expertise, diversity, personal and professional integrity, character, business judgment, time availability in light of other commitments, dedication, potential conflicts of interest and such other factors that the committee considers appropriate, from time to time, in the context of the needs or stated requirements of the board.

The committee will consider director candidates recommended by stockholders, as well as by other means such as our non-management directors, our chief executive officer, and other executive officers. In considering candidates submitted by stockholders, the committee will take into consideration the needs of the board and the qualifications of the candidate. To have a candidate considered by the committee, a stockholder must submit the recommendation in writing to our corporate secretary at the address listed below under “Contacting the Board” so that it is received at least 120 days prior to the anniversary date of the notice given to stockholders regarding our prior year’s annual meeting of stockholders. The stockholder must supply the following information with his or her recommendation:

•                    The name and record address of the stockholder and evidence of the stockholder’s ownership of Hexcel stock, including the class and number of shares owned of record and beneficially and the length of time the shares have been held

•                    The name, age, business address and residence address of the candidate, a listing of the candidate’s qualifications to be a director, and the person’s consent to be named as a director if selected by the committee and nominated by the board

•                    Any information about the candidate which would be required to be disclosed in a proxy statement or other filing relating to the election of directors

•                    A representation that the stockholder intends to appear in person at the annual meeting to nominate the candidate

•                    Any material interest of the stockholder relating to the nomination of the candidate, including a description of all arrangements or understandings between the stockholder and the candidate

•                    A description of all arrangements or understandings between the stockholder and any other person, naming such other person, relating to the recommendation of such candidate

The committee’s evaluation process does not vary based on whether or not a candidate is recommended by a stockholder, although the board may take into consideration the number of shares held by a recommending stockholder and the length of time that such shares have been held.

The elections of Mr. Pugh and Mr. Foster to our board are being voted upon by stockholders for the first time at the 2007 annual meeting. When we have a vacancy on our board, we may engage a professional search firm to perform customary services in connection with a director search process, such as identifying and evaluating potential candidates based on criteria provided by the nominating and corporate governance committee. Mr. Pugh initially was recommended by the search firm. One of our independent directors made the initial recommendation to the nominating and corporate governance committee that it consider Mr. Foster.

Compensation Committee

The compensation committee oversees, reviews and approves our compensation and benefit plans and programs and defines the goals of compensation policy. In this capacity, the compensation committee administers our incentive plans and makes grants of stock options and/or awards of restricted stock units or other equity based compensation to executive officers, other key employees, directors and consultants. The current members of the compensation committee are Mr. Solomon (Chair), Ms. Brubaker, Ms. Derickson and Mr. Pugh, each of whom is independent under NYSE listing standards. Upon Mr. Solomon’s retiring from the board as of the date of the annual meeting, we expect that Mr. Beckman will leave the audit committee and join the compensation committee. During 2006 the compensation committee held nine meetings and acted once by written consent.

Executive Sessions

The independent directors are required under our corporate governance guidelines to meet in executive session, without management, a minimum of two times a year. Each executive session is presided over by a “presiding director.” If our chairman of the board is independent, then our chairman will be the presiding director. If the chairman is not independent, as is the case with Mr. Berges, then the chairs of our standing committees rotate as the presiding director for these meetings. However, if the chair of any standing committee is not independent under NYSE listing standards then that person will not be included in this rotation.

Contacting the Board

Stockholders and other interested parties may contact the non-management members of the board or the presiding director by sending their concerns to: board of directors, c/o Corporate Secretary, Hexcel

Corporation, Two Stamford Plaza, 281 Tresser Boulevard, Stamford, CT 06901; facsimile number (203) 358-3972; e-mail address boardofdirectors@hexcel.com. The Corporate Secretary will review all communications and forward them to the presiding director. The Corporate Secretary may, however, filter out communications that do not relate to our business activities, operations or our public disclosures, but will maintain a record of these communications and make them available to the presiding director. Any communications received by the presiding director regarding concerns relating to accounting, internal accounting controls or auditing matters will be immediately brought to the attention of the audit committee and will be handled in accordance with the procedures established by the audit committee to address these matters.

Code of Business Conduct

It is our policy that all of our officers, directors and employees worldwide conduct our business in an honest and ethical manner and in compliance with all applicable laws and regulations. Our board of directors has adopted the Hexcel Code of Business Conduct in order to clarify, disseminate and enforce this policy. The Code applies to all of our officers, directors and employees worldwide, including our chief executive officer, chief financial officer and controller. The Code can be viewed on the investor relations section of our website, www.hexcel.com, under “corporate governance.” In addition, you may obtain a free copy of the Code by directing your request to Hexcel Corporation, Attention: Investor Relations Manager, Two Stamford Plaza, 281 Tresser Boulevard, Stamford, CT 06901, telephone (203) 352-6826. Any amendment to the Code of Business Conduct (other than technical, administrative or non-substantive amendments), or any waiver of a provision of the Code that applies to Hexcel’s Chief Executive Officer, Chief Financial Officer or Corporate Controller, will be promptly disclosed on the investor relations section of our website under “corporate governance.”

EXECUTIVE OFFICERS

Set forth below is certain information concerning each of our current executive officers. For additional information concerning Mr. Berges, see “Election of Directors—Information Regarding the Directors” on page 3.

Name	Age	Executive Officer Since	Position(s) With Hexcel
David E. Berges	57	2001	Chairman of the Board; Chief Executive Officer; Director
William Hunt	64	1996	President
Stephen C. Forsyth	51	1994	Executive Vice President; Chief Financial Officer
Ira J. Krakower	66	1996	Senior Vice President; General Counsel; Secretary
Robert G. Hennemuth	51	2006	Senior Vice President, Human Resources
William J. Fazio	52	2001	Corporate Controller; Chief Accounting Officer
Michael J. MacIntyre	46	2003	Treasurer
Joseph H. Shaulson	41	1996	President of the Reinforcements business

WILLIAM HUNT has served as President since February 2007, and served as President of the former Hexcel Composites business unit from November 1998 through January 2007 and as President of the former Hexcel EuroMaterials business unit from February 1996 to October 1998. Mr. Hunt served as President of the EuroMaterials unit of the Composites Business of Ciba-Geigy Ltd. from 1991 to February 1996 and as Managing Director of Ciba-Geigy Plastics from 1990 to 1991. Prior to joining Ciba-Geigy Ltd. in 1990, Mr. Hunt held various other technical and managerial positions, including the position of Managing Director of Illford Limited (Photographic) Co.

STEPHEN C. FORSYTH has served as Executive Vice President of Hexcel since June 1998, Chief Financial Officer since November 1996, and Senior Vice President of Finance and Administration between February 1996 and June 1998. Mr. Forsyth served as Vice President of International Operations of Hexcel from October 1994 to February 1996 and held other general management positions with Hexcel from 1980 to 1994. Mr. Forsyth joined Hexcel in 1980.

IRA J. KRAKOWER has served as Senior Vice President, General Counsel and Secretary of Hexcel since September 1996. Prior to joining Hexcel, Mr. Krakower served as Vice President and General Counsel to Uniroyal Chemical Corporation from 1986 to August 1996 and served on the board of directors and as Secretary of Uniroyal Chemical Company, Inc. from 1989 to 1996.

ROBERT G. HENNEMUTH has served as Senior Vice President, Human Resources since March 2006. Prior to joining Hexcel, Mr. Hennemuth served as Vice President—Human Resources of Jacuzzi Brands, Inc. from July 2003 to September 2005. Previously, he was employed by Honeywell International, formerly known as AlliedSignal Inc., where he served as Vice President of Human Resources & Communications for various businesses from December 1996 to June 2003, including Honeywell Consumer Products Group.

WILLIAM J. FAZIO has served as Corporate Controller and Chief Accounting Officer since April 2001. Mr. Fazio served as Vice President, Controller of Kodak Polychrome Graphics, a distributor and manufacturer of graphic arts products, from February 1998 to March 2001, and from April 1997 to January 1998 he was Director, Corporate Financial Services, for Ogden Corporation, a consumer and industrial service organization serving the aviation, entertainment and power generation markets. From 1981 to April 1997, Mr. Fazio held various positions for Coltec Industries Inc., the latest being Director - Operations Analysis from 1994 to April 1997.

MICHAEL J. MACINTYRE has served as Hexcel’s Treasurer since December 2002 and was Assistant Treasurer from October 2000 to December 2002. Prior to joining Hexcel, Mr. MacIntyre served as Assistant Treasurer of Hitachi America Capital, Ltd, a US financing subsidiary of Hitachi America, Ltd, a sales and manufacturing company serving the US electronics markets, from 1998 to 2000, and held various treasury management positions with Hitachi America, Ltd. from 1988 to 1998.

JOSEPH H. SHAULSON has served as President, Reinforcements since November 2001. Mr. Shaulson served as Vice President of Corporate Planning and Chief Information Officer from September 2000 to November 2001, and as Vice President of Planning and Integration of Hexcel from November 1998 to September 2000. Mr. Shaulson served as Vice President of Corporate Development of Hexcel from April 1996 to October 1998. In addition, Mr. Shaulson served as Acting General Counsel and Acting Secretary of Hexcel from April 1996 to September 1996. Prior to joining Hexcel, Mr. Shaulson was an associate in the law firm of Skadden, Arps, Slate, Meagher & Flom LLP from 1991 to 1996.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Stock Beneficially Owned by Principal Stockholders

The following table sets forth certain information as of February 28, 2007 with respect to the ownership by any person (including any “group” as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934) known to us to be the beneficial owner of more than five percent of the issued and outstanding shares of Hexcel common stock:

Name and Address	Number of Shares of Common Stock(1)	Percent of Common Stock(1)
FMR Corp. (2)	12,877,022	13.7%
82 Devonshire Street
Boston, MA 02109
Lord, Abbett & Co. LLC (3)	11,013,571	11.7%
90 Hudson Street
Jersey City, NJ 07302
Earnest Partners LLC (4)	9,565,152	10.2%
1180 Peachtree Street NE, Suite 2300
Atlanta, GA 30309
Jeffrey L. Gendell (5)	8,332,962	8.9%
55 Railroad Avenue
Greenwich, CT 06830
Ingalls & Snyder LLC (6)	5,357,105	5.7%
61 Broadway
New York, NY 10006
Westfield Capital Management Company, LLC (7)	5,686,391	6.1%
1 Financial Center
Boston, MA 02111

(1)          “Number of Shares” is based on information contained in a Statement on Schedule 13G or 13G/A filed with the SEC as indicated in footnotes (2) through (7) below. The “Percent of Common Stock” is based on such number of shares and on 93,984,742 shares of common stock issued and outstanding as of February 28, 2007.

(2)          Based on information contained in a Statement on Schedule 13G/A filed with the SEC on February 14, 2007. This Schedule 13G/A was also filed on behalf of the following persons or entities: Edward C. Johnson, 3d and members of his family; Fidelity Management & Research Company; Fidelity Management Trust Company; Pyramis Global Advisors, LLC; Pyramis Global Advisors Trust Company; and Fidelity International Limited.

(3)          Based on information contained in a Statement on Schedule 13G/A filed with the SEC on February 14, 2007.

(4)          Based on information contained in a Statement on Schedule 13G/A filed with the SEC on February 7, 2007.

(5)          Based on information contained in a Statement on Schedule 13G/A filed with the SEC on February 9, 2007. This Schedule 13G was also filed on behalf of the following entities: Tontine Capital Partners, L.P.; Tontine Capital Management, L.L.C.; Tontine Partners, L.P.; Tontine Management, L.L.C.; and Tontine Overseas Associates, L.L.C.

(6)          Based on information contained in a Statement on Schedule 13G/A filed with the SEC on February 13, 2007.

(7)          Based on information contained in a Statement on Schedule 13G filed with the SEC on February 14, 2007.

Stock Beneficially Owned by Directors and Officers

The following table contains information regarding the beneficial ownership of shares of Hexcel common stock as of February 28, 2007 by our current directors, one director nominee who is not a current director and the executive officers listed in the Summary Compensation Table below, and by all directors and executive officers as a group. The information for the “Number of Shares” was supplied to us by the persons listed in the table.

Name	Number of Shares of Common Stock(1)	Percent of Common Stock(2)(3)
David E. Berges	1,570,373	1.6%
Joel S. Beckman	3,276(4)	*
H. Arthur Bellows, Jr.	52,120	*
Lynn Brubaker	1,618	*
Jeffrey C. Campbell	13,276	*
Sandra L. Derickson	53,026	*
W. Kim Foster	0	0
David C. Hurley	2,525	*
David L. Pugh	1,131	*
Martin L. Solomon	201,750	*
William Hunt	330,969	*
Stephen C. Forsyth	628,801	*
Ira J. Krakower	596,283	*
Joseph H. Shaulson	407,613	*
All executive officers and directors as a group (17 persons)	3,951,203	4.1%

(1)          Includes shares underlying stock-based awards that either were vested as of February 28, 2007, will vest within sixty days of this date or would vest upon retirement of the individual. These shares are beneficially owned as follows: Mr. Berges 1,260,592; Mr. Beckman 3,276; Mr. Bellows 42,120; Ms. Brubaker 1,618; Mr. Campbell 13,276; Ms. Derickson 24,943; Mr. Hurley 2,525; Mr. Pugh 1,131; Mr. Solomon 108,396; Mr. Hunt 233,163; Mr. Forsyth 493,630; Mr. Krakower 539,122; Mr. Shaulson 356,305; all other executive officers and directors as a group 76,856. None of our directors or named executive officers has directly pledged any of our common stock as security; however, a total of 10,000 shares are held by Mr. Bellows in a margin account.

(2)          Based on 93,984,742 shares of common stock issued and outstanding as of February 28, 2007. As required by SEC rules, for each individual person listed in the chart  the percentage is calculated assuming that the shares listed in footnote (1) above for such person are outstanding, but that none of the other shares referred to in footnote (1) above are outstanding. In particular, shares underlying stock-based awards are deemed outstanding to the extent they are vested as of February 28, 2007 or will vest within sixty days of this date, or would vest upon retirement of the individual.

(3)          An asterisk represents beneficial ownership of less than 1%.

(4)          Includes 2,592 shares underlying stock-based awards granted to Mr. Beckman that are held for the benefit of Greenbriar Equity Group LLC. Mr. Beckman disclaims beneficial ownership of these shares.

COMPENSATION DISCUSSION AND ANALYSIS

This section describes and analyzes the material elements of 2006 compensation for the Hexcel executive officers identified in the Summary Compensation Table on page 32. We refer to these individuals as the named executive officers, or “NEOs.”  The Compensation Committee (the “committee”) of the Board of Directors (the “board”) oversees all decisions regarding the compensation of the NEOs, including base salary, equity incentives, annual bonuses, perquisites, and other agreements and arrangements. Beginning in 2007, the committee’s recommendations regarding the compensation of our CEO is subject to the approval of all our independent directors.

Compensation Objectives and Policies

The committee strives to establish a compensation and benefits program that will enable us to attract, retain and motivate the caliber of executive talent necessary to achieve our long-term business objectives in a highly competitive business environment. The principal guidelines we follow in establishing this program are:

•       To attract and retain talented executives, our compensation should be competitive in the marketplace in which we compete for talent. For each NEO, we generally strive to provide compensation to be competitive with a group of similarly situated executives, based on data provided to us from our compensation consultants regarding companies in similar or related industries and of similar size.

•       Compensation for an executive should be based on the level of job responsibility and individual performance of the executive, as well as on our performance. In general, our most senior executives have a greater opportunity to impact our results, and therefore the variable portion of their compensation that links to our performance should be greater than that of mid-level executives.

•       Our programs should tie total compensation to performance. Where individual performance falls short of expectations and/or our performance lags our stated goals, the programs should deliver lower compensation. However, the objectives of pay-for-performance and retention of executive talent must be balanced. We believe competition for executive talent is escalating. Additionally, the markets in which we operate, such as commercial aerospace, can be cyclical and can be impacted by external events such as the terrorist attacks on September 11, 2001. Therefore, even in periods of temporary downturns in our performance, our compensation programs should continue to ensure that successful, high-achieving employees will remain motivated and committed to us.

•       Our compensation program should encourage long-term focus while recognizing the importance of short term needs. While a select group of key employees receive a mix of annual and long-term compensation, executives at the highest level should have a significant portion of their compensation dependent upon our long-term performance.

We also establish specific programs where we feel it necessary to remain competitive such as by providing retirement benefits and certain other benefits on separation from service.

To implement these guidelines, we establish specific compensation programs for our NEOs and other key employees.

•       Competitive base salary and benefits programs to attract and retain these employees over time.

•       Annual cash awards with competitively based target amounts under the stockholder-approved Management Incentive Compensation Plan (“MICP”) that are based on achieving annual objectives which include company consolidated financial measures and, in most cases, individual objectives. In addition, prior to our 2007 reorganization of operations, we used business unit financial performance metrics as an additional element for NEOs who were business unit presidents.

•       Long-term equity incentives based on competitive norms in the form of non-qualified stock options (“NQOs”), restricted stock units (“RSUs”) and performance share awards (“PSAs”) that are granted under our stockholder-approved 2003 Incentive Stock Plan (“ISP”) and Management Stock Purchase Plan (“MSPP”). These incentives are described on pages 21-24.

•       A limited number of individual arrangements to afford competitively based supplemental benefits on certain separations from service:

•        Executive retirement arrangements to supplement the retirement income provided through our retirement plans that are generally available to all employees in the countries in which they are employed. The supplemental retirement arrangements with the NEOs are described on pages 40-43.

•        Severance arrangements that enhance our ability to attract and retain senior executives by providing a measure of financial protection to them where there may be an unexpected employment termination by us. For example, we believe that severance arrangements with several key employees who could be terminated as part of the announced reorganization of our reinforcements businesses, including Mr. Shaulson, have greatly enhanced our ability to retain their services to assist in implementing the reorganization. The severance arrangements with the NEOs are described on pages 29-30 and 45-49.

•        We attempt to be competitive in granting benefits on consummation of a change in control transaction, such as by accelerating vesting and payment of benefits or by increasing severance payments due on a contemporaneous termination of employment. This motivates our executives to focus on what is in the best interests of our stockholders without the distraction of personal concerns over whether the transaction could lead to reduced benefits or a termination of employment. The change of control arrangements with the NEOs are described on pages 29-30 and 45-49.

Our compensation programs are forward-looking. Although we do not determine current compensation on the basis of prior compensation or gains realized from prior equity awards, our compensation-setting processes include a review of compensation history and projected payments under all the programs noted above. Our stock ownership guidelines, described on page 27, ensure that our NEOs retain a significant financial stake in Hexcel through retention of common stock obtained under our equity compensation programs or otherwise.

The Compensation Committee’s Processes

The committee operates under a written charter approved by the board and reviewed by the committee annually, and is accountable for overseeing, reviewing and approving our compensation and benefit plans and programs and for defining the goals of compensation policy. The committee specifically reviews and approves the compensation of the NEOs, including cash and equity incentive plan participation. The committee is also the designated body responsible for overseeing the administration of benefit plans applicable to all of our employees, including the NEOs.

The committee has established a number of procedures to assist it in aligning our executive compensation program to meet its objectives:

Compensation Consultants.   The committee retains Frederic W. Cook & Co. (“FWC”), a compensation consultant, to assist it in establishing and reviewing our executive compensation. The committee has the sole authority to approve FWC’s fees and the other terms of FWC’s engagement. FWC does not provide any services for us other than consulting with us regarding our executive compensation. The committee periodically receives written presentations from FWC, and exchanges correspondence and confers with FWC on a variety of compensation matters, both with and without senior management present. On behalf of the committee, senior management periodically discusses our executive compensation, including recommending changes to programs or adoption of new programs, with FWC. With the guidance of FWC, the committee reviews data provided by FWC reflecting competitive compensation of senior executives within a peer and/or relevant group of companies (see “Benchmarking” below). In addition, the committee reviews industry survey data supplied by another compensation consultant, Towers Perrin. Towers Perrin is retained by Hexcel, and provides consulting services with respect to both executive and broad-based compensation programs.

Benchmarking.   Each year the committee specifically reviews and authorizes the base salaries, cash and stock incentives for the NEOs. To help in making these determinations, the committee considers prevailing compensation practices among a group of companies that we refer to as the “comparator group” as well as other industry groups where additional data is required. The comparator group is comprised of companies which have attributes such that, when viewed as a whole, represent a reasonable comparison to Hexcel in a number of relevant respects. The comparator group is selected by the committee based on recommendations by FWC with input from management on the relevance of individual companies to Hexcel. The comparator group companies considered by the committee in determining NEO compensation for 2006 include:

A. Schulman, Inc.	Cytec Industries Inc.	Kaman Corporation
Alliant Techsystems Inc.	Englehard Corporation	PerkinElmer, Inc.
Barnes Group Inc.	FMC Corporation	Precision Castparts Corp.
Cabot Corporation	H.B. Fuller Company	Rockwell Collins, Inc.
Crane Co.	Goodrich Corporation

This comparator group was selected based on the following criteria relevant to us:

•       Industry, such as aerospace and specialty chemicals

•       Competitor or provider of like products

•       Revenues, net income, and total assets

•       Market capitalization and number of employees

•       Business complexity and international presence

The only difference between the comparator group used for purposes of determining 2006 compensation and the one used to assist in determining 2005 compensation is that the 2005 group included Millennium Chemicals Inc. and Great Lakes Chemical Corporation. Millennium was acquired by Lyondell in late 2004, and Great Lakes merged with Crompton Corporation in early 2005.

The committee compares our executive compensation programs to those of the comparator group companies and other relevant data as a whole, and also compares the pay of individual executives if the positions are sufficiently similar to make the comparison meaningful. With the aid of FWC, the committee strives to provide an executive compensation program targeted at the mid-range of the comparator group. If the available data is older than 6 months, it may be “aged” with an assumed inflation rate to make it more relevant.

In late 2005, the committee reviewed available comparator group executive compensation data obtained by FWC and an analysis of competitive compensation practices within the aerospace, chemicals, defense and automotive industries compiled by Towers Perrin. FWC’s data were adjusted by regression analysis in order to meaningfully compare compensation paid by companies within the comparator group having substantially higher or lower revenues than ours to the compensation of our NEOs in similar positions. In order to provide comparable compensation data with respect to Mr. Hunt, who is based in the UK, FWC relied upon a UK executive compensation consulting firm, New Bridge Street Consultants, to assist it in developing recommendations with respect to Mr. Hunt’s compensation. The committee reviews the FWC and Towers Perrin data as comparative measures for each NEO position for base salary, target bonus, total cash compensation, long term incentive compensation and total direct compensation. This information as well as general market wage inflation rates were important considerations in establishing our NEO compensation levels for 2006.

Assessment of Our Performance.   The committee independently establishes specific company performance measures and formulae that determine the size of awards payable under the MICP and with respect to the vesting of PSAs. The performance measures are established in consultation with FWC and senior management respecting both the appropriateness of the performance measure and the actual threshold, target and maximum awards payable based on the level of attainment of specific performance goals. The committee believes that consultation with management is important to understanding the relevance of the performance measure and the specific performance goals to our overall business objectives in the measurement period.

Assessment of Individual Performance.   At the beginning of each year the committee establishes personal performance objectives for the CEO for the year and evaluates CEO performance against the objectives set for the preceding year. This performance review includes a review of our overall performance, the degree to which strategic objectives were met, leadership accomplishments and other factors deemed relevant to the CEO’s performance. This evaluation is shared with the CEO by the committee chair and is used by the committee in setting the CEO’s compensation for the coming year. In addition, if the CEO’s MICP award has a personal performance component for the year, then the extent to which the CEO met the pre-established objectives is evaluated by the committee in determining that portion of the CEO’s MICP. In December 2006, in accordance with emerging corporate governance trends, our board amended the compensation committee’s charter to require that, commencing in 2007, all decisions regarding CEO compensation must be approved by our independent directors as a group. Mr. Berges’ employment agreement is evergreen for additional one-year periods unless notice is given by us or Mr. Berges of an intention not to extend for an additional year. The board considers each year, prior to the annual renewal of Mr. Berges’ contract in July, whether or not to extend this agreement based on an assessment of Mr. Berges’ performance as CEO. The board decided not to give a termination notice prior to July 2006, and so Mr. Berges’ employment agreement is currently in force until July 2008.

At the beginning of each year, the CEO establishes personal performance objectives for the other NEOs and evaluates their attainment of the prior year’s objectives as part of their annual performance reviews. The committee receives a performance assessment and compensation recommendation from the CEO for each of these NEOs, including the CEO’s recommendation of the degree to which each NEO had attained personal objectives under the MICP, their overall performance and their career potential within Hexcel. As part of this process, the CEO also solicits input from the committee with respect to each NEO. While the committee gives appropriate weight to benchmarking data and the CEO’s recommendations, the committee also exercises its judgment based on the committee’s (and in some cases, other board members’ interactions) with the NEO, the NEO’s contribution to our performance and other accomplishments the committee deems relevant to the NEO’s performance.

Total Compensation Review.   In addition to the committee’s annual review of the total direct compensation of the NEOs, in each of 2005 and 2006 the committee reviewed “tally sheets” for each of the NEOs which reflected other elements of compensation such as deferred compensation, retirement benefits, severance payments and perquisites under various scenarios including termination of employment for death or disability, or by us “without cause,” or by the executive voluntarily with or without “good reason,” and termination benefits resulting from a change of control (see pages 45-52 for a complete description of benefits and enhancements upon termination). The tally sheets also reflected realized and unrealized amounts from awards of equity incentives. Following the 2006 review, the committee determined that these elements of compensation were competitive and reasonable in the aggregate and aligned management’s interests with those of our stockholders.

Components of Executive Compensation for 2006

For 2006, executive compensation consisted of four primary components—base salary, a cash incentive bonus, equity awards and a benefits package. Each of these components is described below. Total cash compensation, which equals salary and annual cash bonus at target, increased 8% for Mr. Berges, and an average of 6% for other NEOs, from 2005 to 2006. We also increased the value of our annual equity awards, determined as a percentage of base salary, granted to our NEOs from 2005 to 2006. This was based on a review of competitive executive compensation data and our resulting conclusion that our long-term target incentive percentages for NEOs were below market. This is discussed on page 22.

Base Salary.   Base salary is the fixed element of employees’ annual cash compensation. The committee sets base salaries for NEOs using the comparative data described above under “Benchmarking” as a guide and targets the mid-range of the comparator group, but is also influenced by various other factors. These factors include job responsibilities, individual performance, retention risk, and experience. In setting base salaries, the committee also considers the corporate “merit budget,” meaning our overall budget for base salary increases. The objective of the merit budget, which is reviewed and approved by the committee, is to foster salary increases for successful performers that are competitive within the economic climates of the regions in which we conduct business, while maintaining affordability within our business plan.

Mr.  Berges’ salary was increased from $775,000 in 2005 to $837,000 in 2006. In addition to the information described above under “Benchmarking,” the committee considered the following:

•       Mr. Berges’ performance in 2005, which was reflected by our improved financial performance including an approximate 25% increase in the stock price during 2005

•       Mr. Berges’ performance against his personal objectives, as discussed under “Original Performance Measures” on page 19

•       The elimination of various perquisites to which Mr. Berges was entitled prior to 2006

As discussed above, the CEO presented his recommendations regarding base salary increases for our other NEOs to the committee for consideration. For 2006 Mr. Berges recommended, and the committee approved, base salary increases ranging from 3% to 5% for our other NEOs. The average salary increase for our NEOs, other than Mr. Berges, was 3.5%, consistent with our overall corporate “merit” budget.

For our CEO, salary in 2006 would have comprised approximately 24% of total annual direct compensation assuming that performance-based cash and equity incentive amounts were paid out at target. For the other NEOs, on the same basis salary would have comprised between 30% and 37% of total annual direct compensation.

Cash Incentive Bonuses.   We maintain the MICP, a shareholder-approved plan, to provide for an annual cash bonus opportunity to select key employees including the NEOs. The MICP aligns employees’ incentives with our financial goals for the current year. The bonuses paid for 2006 appear in the Summary Compensation Table under the “Non-equity Incentive Plan Compensation” column. Under the plan, competitively based bonus target amounts, expressed as a percentage of base salary, are established for participants at the beginning of each year by the committee. Bonus payouts for the year are then determined based on our financial results for the year relative to predetermined objective performance measures, and in most cases partly based on the satisfaction of individual objectives. The MICP provides for both “qualified awards,” which are intended to qualify as performance-based compensation for purposes of Section 162(m) of the internal revenue code, and for other awards, which we refer to as “non-qualified” awards. At the end of the performance period, the committee has discretion to adjust a qualified award payout downward, but not upward, from the objectively determined level of attainment of the performance measure. Non-qualified awards can be adjusted upward or downward. The following describes the setting of awards for 2006:

•       Bonus Targets. Bonus targets were based on internal equity considerations, job responsibilities, and comparator group and other benchmarking data. Consistent with our executive compensation policy, individuals with greater job responsibilities had a greater proportion of their total cash compensation tied to our bonus plan. Thus, the committee established the following bonus targets for 2006 (expressed as a percentage of base salary): Mr. Berges, 100% (as required by his employment agreement); Mr. Hunt, 60%; Messrs. Forsyth and Krakower, 55%; and Mr. Shaulson, 50%. For our CEO, the annual cash bonus comprises approximately 24% of total annual direct compensation assuming that cash and equity incentive amounts are paid out at target. For the other NEOs, annual cash bonus comprises between 18% and 20% of total annual direct compensation.

•       Original Performance Measures. In February 2006 the committee established company, business unit, and individual objectives for all participants in the MICP including our NEOs (there were 161 participants overall). The performance measures for the NEOs were:

	EBITDA Total Company	EBITDA Business Unit	Individual Objectives
David E. Berges	80%	—	20%
William Hunt	50%	20%	30%
Stephen C. Forsyth	70%	—	30%
Ira J. Krakower	70%	—	30%
Joseph H. Shaulson	50%	20%	30%

EBITDA means operating income plus depreciation, intangible asset amortization, business consolidation and restructuring expense, expense computed in accordance with Statement of Financial Accounting Standards No. 123(R) Share-Based Payment (“FAS 123(R)”) relating to the fair value of equity awards and other non-operating expenses or losses, minus non-operating income or gains.

The committee adopted EBITDA as the performance measure because it believed it to be the most meaningful measure of profitability performance which employees could relate directly to the results they could influence. EBITDA directly relates to our objective of reducing debt leverage which we measure by the ratio of total debt, net of cash, to EBITDA. With the adoption of FAS 123(R) in 2006 and the recent reversal of the majority of our valuation allowance against our US net deferred tax assets, the committee concluded that other measures of profitability such as operating income and net income would not meaningfully relate to the operational performance of the business.

Under our plan formula, awards could have ranged from zero to 200% of target depending on the EBITDA of the total company, individual performance and, in the case of Messrs. Hunt and Shaulson, EBITDA of the business units for which they were responsible. In establishing the level of EBITDA for the total company and each business unit at which awards would be 100 percent of a target award, the committee considered our internal business plan, including its key assumptions, risks and opportunities, and year-on-year comparisons of key drivers of performance. Threshold and maximum levels were set as well. There would be no payout if the threshold level was not met; the payout would be 50% of the target amount once the threshold level was met, and once the maximum level was reached, the payout would be 200% of target but could not increase beyond that. The payout structure was such that, once we exceeded the target EBITDA amount, each additional $1 million of EBITDA would cause the payout to increase at a greater rate than the payout would increase for each additional $1 million of EBITDA between the threshold and target amounts. In 2006, similar to our practice over the last few years, we adopted threshold, target and maximum levels of performance metrics under the MICP such that we expect to achieve the threshold level 85%-90% of the time, the target level 75%-80% of the time and the maximum level 10%-15% of the time.

Individual objectives were set for each of our NEOs as described on page 17 under “Assessment of Individual Performance.”  The committee decided to establish both “qualified” and “non-qualified” performance objectives under MICP because it believed that individual objectives were an important motivating incentive that outweighed the potential loss of tax deductibility. The committee approved individual objectives for Mr. Berges in the following areas: improvements in operations; penetration of new aircraft; progress on carbon fiber expansion projects; development of new technologies; and organizational development. The personal objectives for other NEOs were tailored to their business unit or corporate functions.

•       Adjustment to Performance Measures. In July 2006 we announced our intention to explore strategic alternatives for the portions of our Reinforcements business unit that are not core to our composites business (we refer to the non-core reinforcements businesses as the “Non-RFC businesses” and the remainder of our reinforcements business as the “RFC business”). We also announced that we would reorganize our business unit structure. The committee decided in September 2006 that there was an important need to properly align our management teams to MICP financial performance goals that reflected the new organization. In addition, the dramatic decline of ballistics sales led the committee to consider making further adjustments to our 2006 MICP performance goals, especially for those involved in the businesses being considered for divestiture. The unexpected production delays announced by Airbus for the A380 aircraft launch also significantly lowered sales expectations but financial targets were not adjusted for this impact. However, together these items increased the risk that we might fail to attain even the threshold level of EBITDA required for any payout under the MICP for 2006. Given the need to motivate our management teams with respect to the ongoing reorganization and the process of exploring strategic alternatives, the committee felt that the lack of any possibility of MICP awards due to these external issues was not in our best interest.

After considering these factors, in September 2006 the committee adjusted the MICP structure for 2006 as follows:

•        All MICP participants who worked within a business unit were given credit for actual EBITDA of their business unit earned during the first half of the year, as measured against their original first half EBITDA targets for their business unit.

•        For the second half, MICP participants were realigned into two groups to align with our new organizational focus. Their second half targets that related to the EBITDA of their business unit were redefined as follows:

•       Those assigned to the former Composites and Structures business units had a combined target EBITDA for the second half of 2006 equal to the sum of their original respective targets for the period.

•       Reinforcements business participants (including both RFC and Non-RFC businesses) had their target EBITDA for the second half of 2006 set to a level 25% below the original Reinforcements business unit EBITDA target reflecting the change in outlook for ballistics sales and income as well as to align with the projections being used in exploring strategic alternatives with respect to some or all of the Non-RFC businesses.

•        The target EBITDA level for the total company was reduced 3%, based on the sum of the original first half EBITDA target and the revised EBITDA target for the second half as described above. In accordance with the advice of FWC, the threshold payout percentage was also adjusted from 84% to 80% of target to align our structure with industry practice.

•        The committee decided not to make downward adjustments to the upper end or “maximum” company EBITDA levels used to calculate higher performance MICP awards.

In revising our 2006 MICP structure, the committee considered that doing so would disqualify the annual bonuses payable to all NEOs from being performance-based under Section 162(m) of the internal revenue code. The committee concluded, however, that the advantages gained from restructuring our 2006 MICP program, including motivating our senior management by adopting attainable MICP goals in the midst of a restructuring, outweighed the disadvantage of not being able to deduct the expense associated with our NEO bonuses.

•       MICP bonuses paid for 2006. Using the MICP targets described above, in January 2007 the committee approved awards for each of the NEOs.  Mr. Berges received $535,680, or 80% of target, for the portion of his award based on company EBITDA, and $164,320 for that portion of his award related to individual objectives, for an overall total of 84% of his target award opportunity. Each NEO received 80% of the target amount for the portion of his award based on company EBITDA. Mr. Hunt received 100% of the target amount for the portion of his award that was based on the EBITDA of the Composites business unit for the first half of 2006, and 53% of the target amount for the portion of his award that was based on combined EBITDA of the Composites and Structures business units for the second half of 2006. Mr. Shaulson received 88% of the target amount for the portion of his award that was based on the EBITDA of the Reinforcements business unit for the first half of 2006, and 115% of the target amount for the portion of his award based on the EBITDA of the Reinforcements business unit for the second half of 2006. Had the mid-year adjustments to the MICP not been made, the payout levels would have been 66% of target with respect to EBITDA for the total company, 64% of target with respect to EBITDA for the Composites business unit and 82% of EBITDA with respect to the Reinforcements business unit.

Equity Incentives.   We make awards of equity incentives to participants in the ISP (there were 178 participants overall) on an annual basis and on occasion we make individual awards when special recognition is warranted. In 2006, we used three forms of equity incentives granted to the NEOs under the ISP: NQOs, RSUs and PSAs. These incentives foster the long-term perspective necessary for continued success in our business. They also align the interests of our NEOs with shareholder value and are an important element of our goal to be competitive with peer companies. The committee’s overall objective was to set the aggregate grant-date values for all equity awards consistent with the mid-range of the comparator group data and other industry survey data described above under “Compensation Consultants.” In their meeting on February 7, 2006, the committee approved the dollar value of an NEO’s aggregate equity award for 2006 as a percentage of the NEO’s base salary for 2006 and the mix among the different types of equity grants, and determined that equity awards reflecting these values would be granted on that day. On February 7, 2006 the dollar values were converted into a number of NQOs, RSUs and PSAs based on the valuation methodology used by us to determine accounting expense for the fair value of the awards under the provisions of FAS 123(R). The RSUs and PSAs were valued, for each share they represented, at the closing price of our common stock on the NYSE on February 7, 2006 ($22.00). The NQOs awarded to NEOs were valued at $11.07 for each share based on a Black-Scholes value determined as 50.3% of the closing price of a share.

We used PSAs for the first time in 2006. Prior to 2006 NEOs were typically awarded NQOs and RSUs in the ratio of 2/3 and 1/3, respectively, of total award value. After receiving the advice and recommendation of FWC, the committee concluded that, in accordance with emerging executive compensation trends, there should be a performance-based component for receiving equity compensation rather than just stock options and RSUs. In 2006 each NEO received 50% of total award value in NQOs, and 25% of total award value in each of RSUs and PSAs. Consistent with our compensation philosophy NEOs received a greater proportion of total pay in the form of equity than other executives.

The most significant factor considered by the committee in determining the value of our equity grants for NEOs is how our annual award values compare with those for similarly situated senior executives at the comparator group companies and with the aerospace, chemicals, defense and automotive industry compensation data provided by Towers Perrin. In late 2005 we worked with FWC to conduct a market-based analysis which compared our annual equity grant target award values with those for senior executives at companies within the comparator group. With FWC’s assistance we also employed a “market value transfer” metric. This measures the value transferred from shareholders to equity grant recipients through equity awards, and enables a comparison among companies based on the value transferred to employees as a percent of market capitalization. The committee also reviewed the potential impact to both earnings and dilution. After assessing the comparative group data and competitive market value transfer percentages among the comparator group as presented by FWC, the committee determined that the long-term target incentive percentages for our NEOs were below market and decided to increase the target value for NEO’s annual equity awards to competitive levels by 2007 in two annual increments. The committee also authorized similar review and consideration for the non-NEO participants in our ISP. Other factors considered by the committee in determining annual equity award values for NEOs include job performance, internal equity considerations and job responsibilities. The awards in 2006 and 2005 for the NEOs were as follows:

Name	Total value of 2005 equity grants expressed as a percentage of base salary	Total value of 2006 equity grants expressed as a percentage of base salary
David E. Berges	200%	225%
William Hunt	168%	170%
Stephen C. Forsyth	115%	130%
Ira J. Krakower	90%	120%
Joseph H. Shaulson	100%	120%

The 168% figure for Mr. Hunt for 2005 was calculated by including one-half of a one-time award of 50,000 RSUs granted in February 2004 that vested 100% on the second anniversary of the grant date. Excluding the impact of this award, Mr. Hunt’s percentage for 2005 would have been 110%.

No NEO received any equity award in 2006 other than the annual equity awards that were granted on February 7, 2006.

Equity Award Policy

In November 2006 we adopted a policy regarding the granting of all equity awards. Under this policy:

•       The grant date for annual equity awards to employees is the third full trading day after we issue our year-end earnings release

•       The grant date for equity awards to directors is the date of initial election and/or re-election to the board

•       The grant date of any other award, such as for a new hire award or a special recognition or retention grant to an existing employee or director, is the third full trading day after we issue our earnings release for the quarter in which the award was authorized

•       The exercise price of a stock option shall not be less than the closing price of our common stock on the NYSE on the date of grant

•       Equity awards shall be valued in the same manner for compensation and accounting purposes—in accordance with FAS 123(R) as of the grant date

•       All awards must be in the form of a specified number of shares or the approval of an amount or percent of base pay along with a pre-defined algorithm by which the number of shares can be calculated with certainty on the grant date

•       Equity awards may only be authorized by the board or the compensation committee, or by an authorized designee of the board or of the compensation committee

•       Every delegation of granting authority must state the aggregate maximum number of shares, the relevant period, the eligible recipients, and the maximum number of shares that may be granted to any single person; in addition, the committee must be informed of all awards made by the designee in each quarter

With respect to this last point, at the beginning of each year the committee authorizes the CEO to make equity awards to non-executives up to a maximum authorized number of shares for annual awards under the ISP, for new hires and for other special circumstances.

Stock Options

Stock options provide for financial gain derived from the potential appreciation in stock price from the date that the option is granted until the date that the option is exercised. The exercise price for our stock option grants is set at the closing price of our common stock on the NYSE on the grant date. Our long-term performance ultimately determines the value of stock options, because gains from stock option exercises are entirely dependent on the long-term appreciation of our stock price. Stock options granted generally vest and are exercisable at the rate of one-third on each of the first three anniversaries after the grant date and expire ten years from the grant date. Because financial gain from stock options is only possible after the price of our common stock has increased, we believe grants encourage NEOs and other employees to focus on behaviors and initiatives that should lead to an increase in the price of our common stock, which aligns the interests of our NEOs and employees with those of our shareholders.

As mentioned above, our equity award policy dictates that the grant date for annual equity awards will be the third full trading day after we issue our year-end earnings release. We chose this timing primarily because this gives the market a chance to digest our year-end financial results, and therefore the stock price can reasonably be expected to fairly represent the market’s collective view of our then-current results and prospects. We chose February 7, 2006, the occasion of the first board meeting following our 2005 year-end earnings release, as the grant date for our 2006 annual equity awards. Though this grant date was nine business days following the earnings release, the decision was motivated by the same rationale for choosing the annual equity award date that is now specified in our new equity award policy.

The income of an NEO attributed to the exercise of our stock options is considered performance-based compensation under Section 162(m) of the Internal Revenue Code, and so we are generally permitted to deduct, on an unlimited basis, the compensation expense associated with any such income.

Restricted Stock Units

RSUs represent units that generally vest and convert into shares of our common stock on a one-to-one basis at the rate of one-third on each of the first three anniversaries of the grant date. Since RSUs are valued at the closing price of common stock on the date of grant, a grant of equity award value in the form of RSUs results in a lower number of shares than would result from using the same value in the form of NQOs. For this reason, RSUs have less leverage and less of a potential “upside” than NQOs. However, unlike NQOs, which have no value if the stock price does not increase from the date of grant, RSUs always have some value so long as the stock is not worthless. RSUs therefore have a retentive feature that should ensure that successful, high-achieving employees will remain motivated and committed to us despite temporary downturns in our performance. Because a higher stock price increases the value of RSUs, we believe that, similar to the case with NQOs, grants encourage NEOs and other employees to focus on behaviors and initiatives that should lead to an increase in the price of our common stock, which aligns the interests of our NEOs and other employees receiving RSUs with those of our shareholders.

Dividend equivalents are not paid on RSUs. Our annual awards of RSUs do not qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code, and so may not be deductible to the extent that when they vest, their fair market value, when aggregated with an NEO’s other aggregate compensation in the year of vesting which does not qualify as performance-based compensation under Section 162(m), exceeds $1 million.

Performance Share Awards

PSAs provide employees with an opportunity to receive shares of our common stock depending upon a measure of our performance over two years. For the 2006-2007 period, we used EBITDA as the performance measure. After completion of the two-year performance period, provided the threshold level of performance is met, PSAs convert to some number of RSUs which, after an additional one-year service period, convert into shares of Hexcel common stock. Fifty percent of the target number of RSUs is awarded upon attainment of the threshold level of the performance measure, 100% of the target number of RSUs is awarded upon attainment of the target level of the performance measure and 150% of the target number of RSUs is awarded upon attainment of the maximum level of the performance measure. No RSUs are awarded if the threshold level of performance is not met. Interpolation is used to determine the number of RSUs awarded if the level of attainment falls between threshold and target or between target and maximum performance. However, the payout structure is such that, once we exceed the target EBITDA amount, each additional $1 million of EBITDA would cause the payout to increase at a greater rate than the payout would increase for each additional $1 million of EBITDA between the threshold and target amounts. The purpose of the additional one-year service period is to enhance the retentive value of the award. If the employee voluntarily terminates employment anytime during the two-year performance period or during the one-year service period, the performance award and any RSUs issued under the performance award are forfeited. In the event of a termination of employment during the performance period by reason of death, disability, retirement (age 65, or 55 with 5 or more years of service) or by us without cause, the employee will receive a pro-rated portion of RSUs, based on the portion of the two-year service period that has elapsed prior to termination and on the extent to which the performance measure is attained as measured at the end of the performance period. If any of these termination events occurs during the one-year service period, then all RSUs earned immediately vest and convert to shares of common stock. If cash dividends are paid on our common stock at any time while a performance award or RSUs are outstanding, then at the time of conversion of the RSUs into shares the employee will receive a cash payment equal to the dividends the employee would have received had he owned the shares on the record date for the dividend.

In February 2006, the committee awarded PSAs tied to a performance measure of cumulative EBITDA of the total company for the 2006-2007 performance period. The committee believed that the factors underlying the use of this measure applied to PSAs in the same way as they applied to annual cash bonuses under the MICP. The structure is the same as described on page 19 with respect to the MICP, with threshold, target and maximum levels. These different levels are generally set such that we expect they will be achieved at a rate of frequency similar to our expectations for achieving these levels for our MICP awards as described on page 19. Although the committee adjusted the threshold target for the 2006 MICP awards as described on page 20, the committee has not made any determination to adjust the EBITDA targets for the outstanding PSAs.

Management Stock Purchase Plan

A select group of senior executives, including all of our NEOs, are eligible to participate in the Management Stock Purchase Plan (“MSPP”) which is a stockholder approved plan. These senior executives are not permitted to participate in our employee stock purchase plan, which is available to substantially all employees worldwide and permits the purchase of shares of Hexcel stock at a 15%

discount through payroll deductions. Prior to the beginning of each year, we offer these executives the opportunity to elect to receive up to 50% of the cash award under the MICP for that year in the form of restricted stock units (“MSPP RSUs”). MSPP RSUs are issued at a 20% discount from the average of the closing prices of our common stock for the five days preceding the date of grant, which is the date the committee determines MICP awards, vest one-third on each of the first three anniversaries of the grant date and convert into shares of our common stock on a one-to-one basis at the end of the three-year vesting period. In January 2007, following the committee’s determination of 2006 MICP awards, we issued 1,863 MSPP RSUs valued at $13.47 each to participating executives who made an election for 2006, none of whom was an NEO. MSPP RSUs qualify as performance-based compensation so long as the bonus with respect to which a portion is deferred to purchase the RSUs qualifies as performance-based compensation.

Benefits and Retirement Plans.   Our employees are offered participation in a variety of retirement, health and welfare, and paid time-off benefit plans which generally are comparable to plans offered by other employers in the markets from which we recruit our workforce. These benefits ensure that we can offer competitive benefits and promote employee well-being and retention. Our NEOs may participate in these plans to the same extent as our other employees. Where relevant, these plans are tax qualified or otherwise are subject to the tax and regulatory regimes of the jurisdiction in which employees are located. These legal requirements may limit benefits payable under the plan, or impose adverse consequences if benefits are paid based on compensation above certain levels. Where these and other considerations are important to maintaining competitive benefits, we offer to supplement these benefits. Our NEOs receive the following supplemental benefits:

•       Our US-based NEOs are eligible to participate in the nonqualified deferred compensation plan described on page 44 under “Nonqualified Deferred Compensation in Fiscal 2006”

•       We have entered into the following supplemental retirement agreements with our NEOs, which are described on page 40 under “Pension Benefits in Fiscal 2006” :

•        Supplemental executive retirement agreements with Messrs. Berges, Krakower and Forsyth

•        Executive deferred compensation arrangement with Mr. Shaulson

•        A supplemental pension arrangement with Mr. Hunt

•       We provide a death benefit for each of our US-based NEOs while employed by us equal to two times the sum of (i) the NEO’s salary on the date of death and (ii) the average of any cash incentive bonuses paid over the 24 months prior to death. This benefit is in the form of insurance paid by us up to a maximum insured amount of $1,500,000 for Mr. Berges and $750,000 each for Messrs. Krakower, Forsyth and Shaulson. With respect to Messrs. Krakower, Forsyth and Shaulson, to the extent the death benefit exceeds the maximum insured amount we will make a payment to the estate of the NEO for the excess amount. Mr. Berges’ death benefit is capped at $1,500,000. We also provide supplemental long-term disability insurance to our US-based NEOs.

•       We provide Mr. Hunt with additional life insurance while employed by us that provides for a death benefit equal to $1,474,360, and additional private health insurance and disability/personal accident and illness insurance

Our cost of providing the supplemental death and insurance benefits to our NEOs are reflected in the “All Other Compensation” column of the Summary Compensation Table on page 32 and are described in more detail in footnote (7) to that table with respect to our US based NEOs, and footnote (10) to that table with respect to Mr. Hunt.

Our qualified 401(k) Plan allows all US employees to contribute up to 20% percent of their cash compensation (base salary and bonus under the MICP), up to the compensation limit imposed by the Internal Revenue Code on a pre-tax or after-tax basis (the limit was $220,000 for 2006). The Internal

Revenue Code further limits the amount that may be contributed on a pre-tax basis; that amount was $15,000 for 2006 ($20,000 for persons age 50 or older). Employee contributions and earnings thereon are 100% vested at all times. We provide a 50 percent match on employee contributions, up a maximum of 6% of total cash compensation. We also may make a discretionary profit sharing contribution into the plan annually. We also make a fixed contribution of an additional 2% (or 4% for employees who were 45 years of age on or before December 31, 2000 and employed by us as of such date) of each employee’s cash compensation each year in lieu of the benefits that would have accrued under our defined benefit pension plan (“Hexcel Corporation Pension Plan”) had it not been frozen as of December 31, 2000, as discussed below. The matching, discretionary and fixed contributions and earnings thereon are vested at the rate of 20% for each year of service with us, and are 100% vested when contributed once the employee has five years of service with us.  Participants choose to invest their account balances from an array of investment options as selected by plan fiduciaries from time to time, plus a Hexcel stock fund. Members of senior management, including the NEOs, are not permitted to select the Hexcel stock fund as an investment option; other employees may only invest company contributions, and not their own earnings, in the Hexcel stock fund. The 401(k) Plan is designed to provide for distributions in a lump sum or in a series of monthly, quarterly or annual installments after termination of service. In addition, loans and in-service distributions under certain circumstances, such as a hardship, attainment of age 59 1/2 or a disability, are permitted, but senior executives, including all the NEOs, are not permitted to take loans. Our contributions to the 401(k) Plan for the NEOs are included in the “All Other Compensation” column of the Summary Compensation Table on page 32.

The Hexcel Corporation Pension Plan, a tax-qualified defined benefit plan, was frozen as of December 31, 2000, and no additional benefits have accrued since that date. Messrs. Forsyth, Krakower and Shaulson participated in the plan until December 31, 2000, and each has accrued a benefit under the plan, the value of which is included in the chart under “Pension Benefits in Fiscal 2006” on page 44. In December 2006, the board decided to terminate the plan, which requires that we fully fund the plan’s liabilities and provide each participant with a choice of receiving a lump sum payment or a deferred annuity representing the participant’s accrued benefit. In deciding to terminate the plan, the board considered a variety of factors, including the additional after-tax contribution required to fully fund the plan, and the estimated annual cost savings resulting from plan termination. Final termination of the plan is expected to occur in either the fourth quarter of 2007, or in early 2008.

Mr. Hunt, as a UK-based executive, participates in the Hexcel Composites Limited Pension Scheme, a tax qualified defined benefit plan available to all of our UK employees. We have also entered into a supplemental pension arrangement with Mr. Hunt. The Hexcel Composites Limited Pension Scheme and the supplemental arrangement with Mr. Hunt are described on page 42.

Perquisites

In 2006, at the request of Mr. Berges the committee eliminated Mr. Berges’ $37,000 perquisites allowance which in prior years had included a $12,000 car allowance, with the remainder available for reimbursement of club membership dues, expenses incurred for financial counseling and tax preparation and premiums for supplemental life and health insurance beyond the standard life and health insurance available to our executives. In addition, in 2004 the committee approved the reimbursement of housing expenses incurred by Mr. Berges in connection with his relocation to the Stamford, Connecticut area, which resulted in Mr. Berges receiving approximately $48,000 worth of perquisites in 2004. The committee considered the elimination of Mr. Berges’ perquisites allowance when setting his salary for 2006.

For each of Messrs. Forsyth, Krakower and Shaulson our perquisites program provides for the following:

•       An annual car allowance of $12,000

•       An additional annual allowance of $10,600 (in the case of Messrs. Forsyth and Krakower) and $5,600 (in the case of Mr. Shaulson), that may be used for reimbursement of club membership dues, expenses incurred for financial counseling and tax preparation, premiums for supplemental life and health insurance beyond the standard life and health insurance available to our executives, and to reimburse the NEO for taxes due on the income recognized by the NEO as a result of receiving these reimbursements

As a non-US based executive, Mr. Hunt does not participate in the same perquisites program as Messrs. Forsyth, Krakower and Shaulson. Mr. Hunt is entitled to the following perquisites:

•       An annual allowance of $22,115 for reimbursement of housing expenses for housing in Duxford, England, where Hexcel Composites Limited’s offices are located, and for travel expenses between Duxford and Mr. Hunt’s residence in Cheshire, England. This arrangement existed between Mr. Hunt and his former employer, Ciba-Geigy Ltd, and was continued by us when we purchased Ciba-Geigy’s composites business in 1996 and Mr. Hunt became employed by us. A portion of the allowance is intended to be used to cover tax liabilities related to the income realized by Mr. Hunt as a result of receiving this reimbursement.

•       A company car and related expenses

•       Club dues for one club

Our cost of providing these perquisites to our NEOs is reflected in the “All Other Compensation” column of the Summary Compensation Table on page 32 and are described in more detail in footnote (7) to that table with respect to our US-based NEOs, and footnote (10) to that table with respect to Mr. Hunt.

Stock Ownership Guidelines

Based on a review of prevailing practices provided by FWC, the committee decided to modify our stock ownership guidelines for senior executives and directors effective 2006. Under the new guidelines, the target for compliance is stated in dollar amounts. The executive or director is required to reach the target dollar value through ownership of shares of unrestricted common stock and to retain those shares until termination of service. The target dollar value is five times base salary for our CEO, two times base salary for the other NEOs, and three times the annual retainer fee for directors.

Until the target dollar value is reached, an executive must retain 50%, and a director must retain 100%, of all “net” shares received under any Hexcel equity compensation program. “Net” shares means all shares remaining after the sale by the executive or director, or the withholding by us of shares to pay the exercise price (in the case of options) and any taxes due in respect of the shares received. Once an executive or director acquires the target amount of shares, he is deemed to be in compliance with the policy so long as he continues to hold at least the target amount of shares. Under these guidelines, all of our NEOs hold shares with a value greater than the target dollar value. Three of our non-employee directors hold shares with a value greater than the target dollar value. Our other non-employee directors have served on our board of directors for a comparatively short period of time and are expected to acquire the target value of shares in due course; until the target value is reached, they are restricted from selling the “net” shares received from their equity grants. We monitor compliance with the guidelines by all NEOs and directors at least annually.

Employees are not permitted to “sell short” Hexcel stock or to otherwise hedge their economic exposure to the Hexcel stock they own.

Potential Impact on Compensation from Executive Misconduct

If we determine that an executive officer has engaged in fraudulent or intentional misconduct, we would take action to remedy the misconduct, prevent its recurrence, impose appropriate discipline on the individual who engaged in the misconduct and report the misconduct to the audit committee. Discipline would vary depending on the facts and circumstances, and may include:

•       termination of employment

•       initiating an action for breach of fiduciary duty

•       if the misconduct resulted in inaccurate reporting of our financial results, seeking reimbursement of any portion of performance-based or incentive compensation paid or awarded that is greater than would have been paid or awarded if calculated based on the accurate reporting of our financial results

These remedies would be in addition to, and not in lieu of, any actions imposed by law enforcement agencies, regulators or other authorities.

The Impact of Tax Regulations on our Executive Compensation

Deductibility of Compensation—Section 162(m).   Under Section 162(m) of the Internal Revenue Code there is a $1 million annual limit on the deductibility of nonperformance-based compensation paid to NEOs. Section 162(m) contains a number of requirements for qualifying an award for deductibility, including the adoption of a plan containing performance criteria approved by stockholders, the authorizing of awards by a committee consisting solely of “outside directors,” the certification of performance results and other requirements. We consider deductibility as one factor along with others that are relevant in setting compensation. The ISP is a qualified plan, and NQOs and PSAs issued under the ISP qualify for deductibility. As noted on page 23, we also grant RSUs without any performance requirement as one of the mechanisms we employ to foster retention of key employees. The MICP is a qualified performance-based plan, and provides for both performance-based qualified awards, and for unqualified awards. We have, at times, made cash awards based on subjective evaluations of performance, which do not qualify for unlimited deductibility under 162(m) (see page 19). RSUs issued under the MSPP qualify as performance-based so long as the bonus with respect to which a portion was deferred to purchase the RSUs was performance-based.

With respect to our NEOs, the expense associated with the income realized from the exercise of options in 2006 was performance-based under 162(m); no other compensation earned in 2006 was performance-based. The total expense associated with Mr. Berges’ compensation in 2006 was approximately $4,000,000, none of which was performance-based under Section 162(m). Therefore, only $1,000,000 of expense associated with Mr. Berges’ compensation was deductible. The most significant components of Mr. Berges’ 2006 compensation and the related expense include his salary ($830,000); his bonus under the MICP ($700,000); and the value realized by Mr. Berges upon the conversion of restricted stock units into Hexcel stock ($2,450,000). Other than approximately $40,000 of expense associated with compensation to Mr. Krakower, all expense associated with 2006 compensation to Messrs. Forsyth, Krakower and Shaulson was deductible. Mr. Hunt is not a US taxpayer and therefore 162(m) does not apply with respect to Mr. Hunt’s compensation.

Deferred Compensation Rules—Section 409A.   Section 409A of the Internal Revenue Code generally changes the tax rules that affect most forms of deferred compensation that were not earned and vested prior to 2005. Although complete guidance regarding Section 409A has not been issued, we administer our compensation arrangements in accordance with our good faith interpretation of the proposed regulations under the new rules.

Sales Incentive Agreement with Mr. Shaulson

As discussed on page 20, in July 2006 we announced our intention to explore strategic alternatives, including sale, for portions of our Reinforcements business unit which were not primarily reinforcements for composites (we refer to these portions as “Non-RFC businesses”). Mr. Shaulson, as president of the Reinforcements business unit, would continue to be the general manager of the subject businesses and also lead our efforts to explore strategic alternatives. In order to retain and motivate Mr. Shaulson throughout this process, the committee authorized a sales incentive agreement with Mr. Shaulson, the principal terms of which are:

•       Mr. Shaulson is entitled to a sales incentive payment, the amount of which will be determined by a formula based on the consideration received by us for the Non-RFC businesses (other than a joint venture interest). The incentive will be no less than $100,000 and no greater than $1,000,000

•       Mr. Shaulson will assist in any reorganization within Hexcel, including any reorganization of the Reinforcements business unit, and will use reasonable efforts to maintain the goodwill and operations of the reinforcements businesses

•       Upon termination of Mr. Shaulson’s employment by us other than for cause, stock incentive awards that would have vested within 180 days of the termination date shall immediately vest, and the exercise period for any vested stock options will be extended to the first anniversary of termination, unless the deferred compensation rules under Section 409A of the Internal Revenue Code mandate a shorter time frame

In considering this arrangement with Mr. Shaulson, the committee consulted with both FWC and the investment bankers retained to sell the Non-RFC businesses, both of whom advised that, while there are no consistent industry standards for such arrangement, the design of the incentive and the potential payments that could be made were reasonable.

Severance and Change in Control Arrangements

As described on pages 45-52, we provide certain payments, benefits, or enhancements to our NEOs as a result of certain types of termination of employment or a change in control transaction. In addition, as describe on pages 47-48, we accelerate vesting and/or conversion of many of our equity grants upon certain types of terminations and upon a change of control. The amounts of these additional or enhanced payments and benefits are reflected in the tables on pages 50-51. These severance and change of control benefits enhance our ability to attract and retain executives as we compete for talented individuals in a marketplace where such protections are commonly offered.

In approving arrangements that provide for payments and enhancements upon termination by us without cause or by the NEO for good reason other than in connection with a change of control, the committee considered the following:

•       the need to have competitive benefits to attract and retain talented executives in a competitive marketplace

•       the desire to ease the consequences to an NEO of an unexpected termination of employment by providing the NEOs with a guaranteed level of financial protection upon loss of employment

•       the likelihood that it will take more time for an executive-level employee to find comparable new employment, and therefore that an enhanced level of benefit is appropriate

In adopting a “single-trigger” for vesting for most of our equity awards—which means the equity awards vest upon a change in control regardless of whether the NEO’s employment is terminated—the committee considered the following:

•       a single trigger on equity vesting can be an especially powerful retention device for senior executives during change in control discussions, as equity represents a significant portion of the total pay package

•       the desire to provide employees with the same opportunities as shareholders, who are free to sell their equity at the time of the change in control event and thereby realize the value created at the time of the deal

•       Hexcel will no longer exist after a change in control and employees should not be required to have the fate of their outstanding equity tied to the new company’s future success

With respect to approving the enhanced benefits to be provided to our NEOs under their SERP and severance agreements following a termination in connection with a change of control, the committee determined that it is important to motivate executives to consider corporate transactions that are in the best interests of Hexcel and its shareholders without undue concern over whether the transactions may jeopardize the NEO’s own employment.

We have also provided a modified gross-up for taxes incurred by our US-based NEOs on so-called “excess parachute payments” under 280G of the Internal Revenue Code. We were specifically guided in providing this benefit by FWC and believe that it serves to support the general principle of preserving the benefits intended to be delivered to the NEO and removing personal interests from decisions that enhance stockholder value. The effects of Section 280G are unpredictable and can have widely divergent and unexpected effects based on an NEO’s personal compensation history (such as whether options have been exercised or not in prior years). As described on pages 45-46, Mr. Berges’ employment agreement and the severance agreements with each of Messrs. Forsyth, Krakower and Shaulson include post-termination obligations on these executives, principally an obligation to not compete over a period whose duration is tied to the amount of severance payments received.

2007 Compensation Decisions

We amended the charter of our compensation committee in December 2006. One of the principal changes is that the committee now will make recommendations relating to the compensation of our CEO for review and approval of our independent directors as a group.

Our compensation programs for NEOs for 2007 are substantially the same as they were for 2006, except for the following items:

•       We adopted average return on net capital employed over the two-year period ending December 31, 2008 as the performance measure for 2007 PSAs. The previous performance measure for the 2006 PSAs was EBITDA for the total company. The committee concluded that in light of the anticipated growth in our sales and the anticipated increased levels of capital expenditure to service this growth, it was important that we provide an incentive for the efficient utilization of our net assets and to motivate improvement in the return that we earn on these net assets.

•       Mr. Berges’ cash bonus opportunity under MICP is based 100% on the attainment of EBITDA for the total company, and no longer contains an individual performance component. However, Mr. Berges has individual objectives for 2007 that the committee will take into consideration in deciding other aspects of Mr. Berges’ compensation for 2008.

•       With the elimination of business units, the cash bonus opportunity under MICP for all other NEOs is based 70% on the attainment of EBITDA for the total company and 30% on individual objectives.

•       Equity awards were granted on January 29, 2007, three days after the release of year-end financial results, in accordance with our equity award policy.

•       In connection with his promotion to President, Mr. Hunt received a one-time grant of 25,000 RSUs which vests in its entirety on April 1, 2009. This award was granted on the same date as our annual equity awards and was in addition to Mr. Hunt’s regular annual equity award.

•       The sole performance measure for Mr. Shaulson’s annual cash bonus award for 2007 is EBITDA of the US Electronics, Ballistics and General Industrial businesses (“EBGI”), which is the remaining portion of the Non-RFC business with respect to which we are exploring strategic options. If the EBGI business is sold during 2007, Mr. Shaulson will be eligible for a pro-rata award based on the year-to-date EBITDA measured against the year-to-date EBITDA in the business plan with an opportunity to earn an enhanced cash bonus award for performance at or above the plan target, but only in the event a sale is consummated. We set the target level to reflect our internal business plan which contains the same level of EBITDA as is being used in the evaluation of our strategic alternatives. The target level of EBITDA requires a high level of financial performance, and is therefore challenging, yet achievable.

COMPENSATION COMMITTEE REPORT

The compensation committee has reviewed the Compensation Discussion and Analysis and discussed it with management. Based on its review and discussions with management, the committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in our 2007 proxy statement and incorporated by reference into our Annual Report on Form 10-K for 2006. This report is provided by the following independent directors who comprise the committee (Mr. Pugh became a member of the compensation committee on September 26, 2006):

Martin L. Solomon (Chair)

Lynn Brubaker

Sandra L. Derickson

David L. Pugh

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth the compensation paid to, or accrued by us for, our Chief Executive Officer, Chief Financial Officer and our next three most highly compensated executive officers who were employed by us as of December 31, 2006. We refer to these individuals as the named executive officers, or NEOs.

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)(2)	Option Awards ($)(2)(3)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(5)		All Other Compensation ($)		Total ($)
David E. Berges;	2006	837,000	876,459	1,644,919	700,000	819,644	(6)	46,670	(7)	4,924,692
Chairman and Chief Executive Officer
William Hunt;	2006	390,189	268,388	403,387	206,441	156,632	(9)	103,828	(10)	1,535,240
President (8)
Stephen C. Forsyth;	2006	379,143	147,150	242,899	161,819	10,620	(11)	66,754	(7)	1,008,385
Executive Vice President; Chief Financial Officer
Ira J. Krakower;	2006	306,013	179,725	305,050	126,567	35,356	(12)	63,247	(7)	1,015,958
Senior Vice President; General Counsel; Secretary
Joseph H. Shaulson;	2006	289,636	96,832	276,492	131,567	21,379	(13)	44,625	(7)	860,531
President, Reinforcements Business Unit

(1)             Reflects the expense recognized in accordance with FAS 123(R) in the financial statements of the Company for the year ended December 31, 2006 for the fair value of RSUs and PSAs granted to the NEO in 2006 and in prior years. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based conditions. As Messrs. Berges, Hunt and Krakower already meet the criteria for continued vesting after retirement under the terms of our RSUs, under FAS 123(R) the fair value of their RSUs is fully expensed in the year of grant. The PSAs do not contain a provision for vesting upon retirement, except that all RSUs granted pursuant to a PSA held by a retirement-eligible employee who retires during the one-year service period immediately convert into shares of common stock upon the employee’s retirement. The PSAs are subject to performance conditions, as described on page 24. Under FAS 123(R), performance conditions do not reduce the grant-date fair value, but are evaluated at the end of each reporting period and may be adjusted for changes in operating performance. For additional information regarding the assumptions made in calculating these amounts, see Note 3, “Share-Based Compensation,” to the consolidated financial statements, and the discussion under the heading “Critical Accounting Estimates” in Management’s Discussion and Analysis of Financial Condition and Results of Operations, each included in our Annual Report on Form 10-K for the year ended December 31, 2006. These amounts reflect our accounting expense for these awards, and do not correspond to the actual value that will be realized by the NEO.

(2)             The expense recognized in accordance with FAS 123(R) in the financial statements for the year ended December 31, 2006 for equity awards granted to each NEO in 2006 is set forth in the chart below. All of these grants were made on February 7, 2006, and are reflected in the “Grants of Plan-Based Awards in 2006” table below.  Messrs. Berges, Hunt and Krakower meet the criteria for continued vesting after retirement under the terms of our NQOs and RSUs, and therefore under FAS 123(R) the fair value of their NQOs and RSUs is fully expensed in the year of grant. The PSAs do not contain a provision for vesting upon retirement, except that all RSUs granted pursuant to a PSA held by a retirement-eligible employee who retires during the one-year service period immediately convert into shares of common stock upon the employee’s retirement.

	NQOs ($)	RSUs ($)	PSAs ($)
David E. Berges	941,592	470,822	137,357
William Hunt	291,573	145,794	42,534
Stephen C. Forsyth	73,524	37,651	23,623
Ira J. Krakower	183,596	91,806	26,783
Joseph H. Shaulson	51,848	26,553	16,660

(3)             Reflects the expense recognized in accordance with FAS 123(R) in the financial statements of the Company for the year ended December 31, 2006 for the fair value of NQOs granted to each NEO in 2006 as well as in prior years. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based conditions. As Messrs. Berges, Hunt and Krakower already meet the criteria for continued vesting after retirement under the terms of our NQOs, under FAS 123(R) the fair value of their NQOs is fully expensed in the year of grant. With respect to Mr. Shaulson, includes expense recognized as a result of modifying the post-termination periods of exercisability for many of his outstanding NQOs on September 12, 2006 (see footnote 7 to the “Grant of Plan-Based Awards in 2006” table below). For information regarding the assumptions made in calculating these amounts, see Note 3, “Share-Based Compensation,” to the consolidated financial statements, and the discussion under the heading “Critical Accounting Estimates” in Management’s Discussion and Analysis of Financial Condition and Results of Operations, each included in our Annual Report on Form 10-K for the year ended December 31, 2006. These amounts reflect our accounting expense for these awards, and do not correspond to the actual value that will be realized by the NEO.

(4)             Reflects amounts awarded under the MICP with respect to 2006. Such amounts were paid in 2007. Amounts awarded under the MICP were reported under the “Bonuses” column in prior years. The column heading has changed pursuant to SEC rules.

(5)             Represents the change in pension value in 2006 for each NEO. The amounts in this column were calculated using the interest rate, mortality and other assumptions consistent with those used in the preparation of Hexcel’s financial statements. See Note 12, “Retirement and Other Postretirement Benefit Plans” to the consolidated financial statements, and the discussion under the heading “Critical Accounting Estimates” in Management’s Discussion and Analysis of Financial Condition and Results of Operations, each included in our Annual Report on Form 10-K for the year ended December 31, 2006.

(6)             Represents the difference between the actuarial present value of Mr. Berges’ accumulated benefit under his SERP as of December 31, 2005 and December 31, 2006.

(7)             The amounts in the “All Other Compensation Column” for all NEOs except Mr. Hunt include the following:

Name	Hexcel Contributions to 401(K) Retirement Savings Plan	Hexcel Contributions to Nonqualified Deferred Compensation Plan	Cash in Lieu of 401(K) Contributions on Earnings Exceeding ERISA Limits	Premiums for Life Insurance in excess of $50,000	Premiums for Long-Term Disability Insurance	Perquisites Allowance(a)
David E. Berges	$17,300	—	$25,293	$3,741	$336	—
Stephen C. Forsyth	$21,700	$20,312	—	$1,806	$336	$22,600
Ira J. Krakower	$21,700	—	$16,805	$1,806	$336	$22,600
Joseph H. Shaulson	$17,014	$7,869	—	$1,806	$336	$17,600

(a)             The perquisites allowance consists of a car allowance of $12,000 and an additional amount of $10,600 (in the case of Messrs. Forsyth and Krakower) and $5,600 (in the case of Mr. Shaulson). The additional amount may be used for reimbursement of club membership dues, expenses incurred for financial counseling and tax preparation, premiums for supplemental life and health insurance beyond the standard life and health insurance available to our executives, and to reimburse the NEO for taxes due on the income recognized by the NEO as a result of receiving reimbursements pursuant to the perquisite allowance. The amount of the perquisites allowance used by each NEO to pay the taxes due on the income recognized by the NEO as a result of receiving reimbursements pursuant to the perquisite allowance is as follows: Mr. Forsyth - $3,102; Mr. Krakower - $3,088; Mr. Shaulson - $0.

(8)             For Mr. Hunt, certain amounts included in the table and in the footnotes, including the amounts in the “Salary” columns, are paid in his local currency, pounds sterling, and converted to dollars at a rate of £1 = $1.84295. This rate is the average of the average ask prices for each day in the year 2006. Mr. Hunt’s salary in pounds sterling in 2006 was £211,720.

(9)             Represents the sum of (a) the difference between the actuarial present value of Mr. Hunt’s accumulated benefit under the Hexcel Composites Limited Pension Scheme as of December 31, 2005 and December 31, 2006 ($156,632), and (b) the difference between the actuarial present value of Mr. Hunt’s accumulated benefit in connection with the retirement payment due to Mr. Hunt as of December 31, 2005 and December 31, 2006 ($6,375). The actuarial present value of Mr. Hunt’s accumulated benefit under the supplemental pension arrangement between Hexcel and Mr. Hunt as of December 31, 2006 ($2,364,151) is less than the actuarial present value of Mr. Hunt’s accumulated benefit under this arrangement as of December 31, 2005 ($2,554,299), and is not reflected in the table, as required by SEC rules.

    (10) As a non-US based executive, Mr. Hunt does not participate in the same plans as the other NEOs. For Mr. Hunt, the amounts in the “All Other Compensation” column consist of a life insurance premium of $22,539, a private health insurance premium of $669, a disability/personal accident and illness insurance premium of $32,235, an annual allowance in the amount of $22,115 for reimbursement of housing and travel expenses (Mr. Hunt commutes each week from his hometown of Cheshire, England to Hexcel’s offices in Duxford, England) and to reimburse Mr. Hunt for the tax liability he incurs as a result of reimbursement for the housing and travel expenses, the annual cost of a car and related incidental expenses equal to $22,962, use of a pool car while Mr. Hunt is at the Duxford facility valued at $1,843, and club dues in the amount of $1,465.

    (11) Represents the sum of (a) the difference between the actuarial present value of the Mr. Forsyth’s accumulated benefit under his SERP as of December 31, 2005 and December 31, 2006 ($1,234), and (b) the difference between the actuarial present value of the Mr. Forsyth’s accumulated benefit under the Pension Plan as of December 31, 2005 and December 31, 2006 ($9,386).

    (12) Represents the sum of (a) the difference between the actuarial present value of Mr. Krakower’s accumulated benefit under his SERP as of December 31, 2005 and December 31, 2006 ($25,036), and (b) the difference between the actuarial present value Mr. Krakower’s accumulated benefit under the Pension Plan as of December 31, 2006 and December 31, 2005 ($10,320).

    (13) Represents the sum of (a) the difference between the actuarial present value of the Mr. Shaulson’s accumulated benefit under his EDCA as of December 31, 2005 and December 31, 2006 ($15,862), and (b) the difference between the actuarial present value of the Mr. Shaulson’s accumulated benefit under the Pension Plan as of December 31, 2005 and December 31, 2006 ($5,517).

Grants of Plan-Based Awards in 2006

The following table provides the following information about equity and non-equity awards granted to the NEOs in 2006: (1) the grant date; (2) the estimated future payouts under non-equity incentive plan awards, which consist of potential payouts under the MICP for 2006; (3) estimated future payouts under equity incentive plan awards, which consist of the potential shares to be awarded to each NEO resulting from the PSAs granted in 2006; (4) the number of shares underlying all other stock awards, which consist of RSUs awarded to each NEO; (5) all other option awards, which consist of the number of shares underlying stock options awarded to each NEO; (6) the exercise price of the stock option awards, which reflects the closing price of our common stock on the date of grant; and (7) the grant date fair value of each equity award computed in accordance with the provisions of  FAS 123(R).

			Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or	All Other Option Awards: Number of Securities Underlying	Exercise or Base Price of Option	Grant Date Fair Value of Stock and Option
Name	Grant Date		Threshold ($)	Target ($)	Maximum ($)	Threshhold (#)	Target (#)	Maximum (#)	Units (#)(3)	Options (#)(4)	Awards ($/Sh)	Awards ($)(5)
David E. Berges	—		418,500	837,000	1,674,000	—	—	—	—	—	—	—
	02/07/ 2006		—	—	—	10,701	21,401	32,102	—	—	—	470,822
	02/07/ 2006		—	—	—	—	—	—	21,401	—	—	470,822
	02/07/ 2006		—	—	—	—	—	—	—	85,058	22.00	941,592
William Hunt	—		117,057	234,114	468,227	—	—	—	—	—	—	—
	02/07/ 2006		—	—	—	3,314	6,627	9,941	—	—	—	145,794
	02/07/ 2006		—	—	—	—	—	—	6,627	—	—	145,794
	02/07/ 2006		—	—	—	—	—	—	—	26,339	22.00	291,573
Stephen C. Forsyth	—		104,130	208,529	417,058	—	—	—	—	—	—	—
	02/07/ 2006		—	—	—	2,801	5,601	8,402	—	—	—	123,222
	02/07/ 2006		—	—	—	—	—	—	5,601	—	—	123,222
	02/07/ 2006		—	—	—	—	—	—	—	22,261	22.00	246,429
Ira J. Krakower	—		84,154	168,307	336,614	—	—	—	—	—	—	—
	02/07/ 2006		—	—	—	2,087	4,173	6,260	—	—	—	91,806
	02/07/ 2006		—	—	—	—	—	—	4,173	—	—	91,806
	02/07/ 2006		—	—	—	—	—	—	—	16,585	22.00	183,596
Joseph H. Shaulson	—		72,509	144,818	289,636	—	—	—	—	—	—	—
	02/07/ 2006		—	—	—	1,975	3,950	5,925	—	—	—	86,900
	02/07/ 2006		—	—	—	—	—	—	3,950	—	—	86,900
	02/07/ 2006		—	—	—	—	—	—	—	15,698	22.00	173,777
	09/12/ 2006	(6)	—	—	—	—	—	—	—	385,192 (6)	(6)	119,323 (6)

(1)             The amounts shown reflect potential awards under the MICP, which is Hexcel’s annual cash bonus plan. The actual awards paid are shown in the “Non-Equity Incentive Plan Compensation” column in the Summary Compensation Table above.

(2)             Reflects PSAs granted under the ISP, which will convert into RSUs and then shares of Hexcel common stock after a two-year performance period and a one-year service period, if Hexcel achieves the required performance. The terms of the PSAs are described in more detail on page 24.

(3)             Reflects RSUs granted under the ISP, which will vest and convert into shares at the rate of one-third on each of the first three anniversaries of the grant date. The terms of the RSUs are described in more detail on page 23.

(4)             Reflects NQOs granted under the ISP, which will vest ratably over three years beginning on February 7, 2007, one year after the grant date. The terms of the NQOs are described in more detail on page 23.

(5)             Reflects the full grant date fair value of PSAs, RSUs and NQOs as computed in accordance with the provisions of FAS 123(R) granted to the NEOs in 2006. Generally, the full grant date fair value is the amount that we will expense in our financial statements over the award’s vesting schedule. As Messrs. Berges, Hunt and Krakower are eligible for continued vesting after retirement, the fair value of their awards is fully expensed upon grant. For RSUs, fair value is calculated using the closing price of our common stock on the grant date of $22.00. For stock options, fair value is calculated using the Black-Scholes value on the grant date which was $11.07. For additional information on the valuation assumptions, see Note 3, “Share-Based Compensation,” to the consolidated financial statements, and the discussion under the heading “Critical Accounting Estimates” in Management’s Discussion and Analysis of Financial Condition and Results of Operations, each included in our Annual Report on Form 10-K for the year ended December 31, 2006. These amounts reflect the company’s accounting expense, and do not correspond to the actual value that will be realized by the NEOs.

(6)             On September 12, 2006, we entered into a sales incentive agreement with Mr. Shaulson with respect to the sale of our electronics, ballistics, general industrial and architectural businesses. Under this agreement, the exercise period for any vested stock options held by Mr. Shaulson at the time his employment is terminated will generally be extended to the first anniversary of the termination. The agreement is described on page 29. As a result of entering into the sales incentive agreement with Mr. Shaulson, we recognized an incremental expense of $119,323 under the provisions of FAS 123(R) with respect to NQOs to purchase 385,192 shares of common stock. The grants with respect to which an incremental expense was recognized are all of the grants held by Mr. Shaulson listed in the “Outstanding Equity Awards at 2006 Fiscal Year-End” table except for the option to purchase 4,400 shares at a price of $16.625 per share.

Employment Agreement with Mr. Berges

We entered into an employment agreement with Mr. Berges when he began his employment with us on July 30, 2001 for an initial term of four years. The agreement provides for Mr. Berges to be our Chairman and Chief Executive Officer for the initial term. The agreement will automatically be extended for successive one-year terms unless either Mr. Berges or Hexcel gives at least one year’s prior notice to the other that the agreement shall not be extended. As no notice has been given, the agreement is currently in force to July 30, 2008. Mr. Berges may terminate the agreement for good reason or upon 30 days’ notice to us. The agreement provides that Mr. Berges is entitled to:

•       an annual base salary of not less than his current salary, subject to annual review by the compensation committee;

•       a target annual bonus opportunity of not less than 100% of annual base salary, and a maximum annual bonus opportunity of not less than 200% of annual base salary; and

•       participation in all other employee benefit plans generally available to senior executives.

Under the employment agreement, on July 30, 2001 we granted Mr. Berges separate options to purchase 550,000 and 275,000 shares of Hexcel common stock. Each of the options has a term of ten years and an exercise price of $10.50 per share. The option to purchase 550,000 shares vested over four years at a rate of one-sixteenth of the shares at the end of each three-month period beginning with the three-month period ending October 31, 2001. The option to purchase 275,000 shares becomes exercisable in full on July 29, 2011, subject to earlier vesting, in whole or in substantially equal one-third parts, if the price of a share of Hexcel common stock reaches $15.75, $21.00 and $26.25 over consecutive thirty-day trading periods. The option vested as to one-third of the underlying shares in 2005 as Hexcel stock closed at $15.75 or higher for thirty consecutive days, and vested as to an additional third of the underlying shares in 2006 as Hexcel stock closed at $21.00 or higher for thirty consecutive days.

Mr. Berges’ employment agreement also provides that we will make payments to Mr. Berges upon his termination of employment with us under various circumstances, and imposes certain obligations on Mr. Berges following termination. These terms and provisions are described on pages 45-46.

Service Agreement with Mr. Hunt

In January 1992 Mr. Hunt entered into a service agreement with Ciba-Geigy PLC. We purchased Ciba’s composites business in February 1996, at which time Mr. Hunt became an employee of Hexcel and we assumed Mr. Hunt’s agreement. The agreement provides that he will receive an annual salary of at least £92,667, an annual Christmas bonus of 4% of his salary and a performance bonus in our discretion. The agreement also provides for the use of a company car, and provides that Mr. Hunt will be provided with life insurance and private health insurance at the company’s cost. Either party may terminate the agreement on twelve months prior notice, but it may be terminated earlier in accordance with the employer’s disciplinary procedures, and it terminates automatically upon Mr. Hunt reaching the normal retirement age of 65. The agreement prohibits Mr. Hunt from working for a business that competes with us for a period of twelve months after his employment with Hexcel terminates. If Mr. Hunt receives an offer of employment during this period then we must either permit Mr. Hunt to accept such employment or pay him for the period for which he forgoes such employment, based on his salary at the time of termination with Hexcel. The agreement also contains customary terms regarding our ownership of, and the protection and confidentiality of, our trade secrets, proprietary information, and processes, technologies, designs and inventions.

Outstanding Equity Awards at 2006 Fiscal Year-End

The following table provides information on the holdings of outstanding stock options and unvested stock awards held by the NEOs as of December 31, 2006:

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)		Option Exercise Price ($/Sh)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
David E. Berges	40,361 96,838 139,166 280,713 403,047 183,334(5)	85,058 80,721 48,419	91,666	(5)	22.00 14.51 7.38 2.98 3.13 10.50 10.50 10.50	02/07/2016 01/06/2015 01/06/2014 03/20/2013 01/06/2013 07/30/2011 07/30/2011 07/30/2011	77,164	1,343,425	10,701	186,304
William Hunt	9,358 18,000 18,321 50,626 16,700 9,320 72,000 8,100 3,600	26,339 18,715 9,000			22.00 14.51 7.38 3.13 11.00 9.9375 9.0625 12.00 8.75 24.00	02/07/2016 01/06/2015 01/06/2014 01/06/2013 12/20/2010 12/20/2010 02/03/2009 10/30/2008 10/13/2008 01/02/2008	14,537	253,089	3,314	57,697
Stephen C. Forsyth	11,023 38,936 33,000 50,000 38,400 86,000 4,159 152,000 29,400 12,800 6,000	22,045 22,261 19,468			22.00 14.51 7.38 3.13 11.00 9.9375 5.75 9.0625 12.00 8.75 24.00 18.00	02/07/2016 01/06/2015 01/06/2014 01/06/2013 12/20/2010 12/20/2010 12/02/2009 02/03/2009 10/30/2008 10/13/2008 01/02/2008 02/12/2007	20,337	354,066	2,801	48,765

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($/Sh)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
Ira J. Krakower	6,963 31,420 107,885 44,000 50,613 31,800 71,000 1,040 128,000 26,600 11,600 8,400	16,585 13,925 15,709		22.00 14.51 7.38 3.13 2.74 11.00 9.9375 5.75 9.0625 12.00 8.75 24.00 18.00	02/07/2016 01/06/2015 01/06/2014 01/06/2013 01/10/2012 12/20/2010 12/20/2010 12/02/2009 02/03/2009 10/30/2008 10/13/2008 01/02/2008 02/12/2007	13,345	232,336	2,087	36,335
Joseph H. Shaulson	7,323 22,472 77,168 25,466 30,186 22,400 32,000 96,000 14,100 5,400 4,400	15,698 14,644 11,235		22.00 14.51 7.38 3.13 2.74 11.00 9.9375 5.75 12.00 8.75 24.00 16.625	02/07/2016 01/06/2015 01/06/2014 01/06/2013 01/10/2012 12/20/2010 12/20/2010 12/02/2009 10/30/2008 10/13/2008 01/02/2008 04/04/2007	15,387	267,888	1,975	34,385

(1)                See footnote (5) below for an explanation as to the vesting of the option held by Mr. Berges to purchase 275,000 shares, which is separated into a vested option to purchase 183,334 shares and an unvested option to purchase 91,666 shares. All other options listed in this table vest at a rate of one-third per year on each of the first three anniversaries of the grant date. The grant date for each option is the date ten years prior to the option expiration date, as all options have a ten year option term.

(2)                This column includes

•         RSUs granted under the ISP, which vest and convert into shares at the rate of one-third per year on each of the first three anniversaries of the grant date. The terms of the RSUs are described in more detail on page 23.

•         MSPP RSUs, which were issued at the election of the NEO, in lieu of up to 50% of the NEO’s bonus for 2003 and 2004. MSPP RSUs vest at the rate of one-third per year on each of the first three anniversaries of the grant date, and convert into shares at the end of the three year vesting period. The terms of the MSPP RSUs are described in more detail on page 24. The MSPP RSUs with respect to the bonus for 2003 were issued on January 27, 2004 at a purchase price of $6.57 per MSPP RSU. The MSPP RSUs with respect to the bonus for 2004 were issued on January 25, 2005 at a purchase price of $11.91 per MSPP RSU.

The following chart sets forth how many RSUs and MSPP RSUs are reflected in the table above for each of the NEOs:

	RSUs	MSPP RSUs
David E. Berges	58,151	19,013
William Hunt	14,537	—
Stephen C. Forsyth	17,346	2,991
Ira J. Krakower	12,525	820
Joseph H. Shaulson	11,287	4,100

In addition to the unvested stock units reflected in the “Outstanding Equity Awards at 2006 Fiscal Year-End” table above, as of December 31, 2006 our NEOs held various types of stock units that were vested, as shown in the chart below. The market value is computed using a price of $17.41 per share, the closing price of Hexcel common stock on December 29, 2006:

	RSUs	MSPP RSUs	PARS	Aggregate Market Value
David E. Berges	—	38,027	—	$662,050
William Hunt	—	—	—	—
Stephen C. Forsyth	—	5,983	11,318	$301,210
Ira J. Krakower	4,299	1,641	—	$103,415
Joseph H. Shaulson	—	4,044	—	$70,406

This chart of vested stock units, which are not reflected in the “Outstanding Equity Awards at 2006 Fiscal Year-End” table above, includes the following:

•         RSUs granted under the ISP that have vested but not yet converted into shares of stock. In 2004, we permitted recipients of RSUs to defer the conversion, but not the vesting, of all or part of the RSUs until either the end of the three year vesting period or until the termination of the recipient’s employment with Hexcel. Mr. Krakower elected to defer conversion of the portion of his January 6, 2004 RSU grant that would have converted into shares on January 6, 2005 until January 6, 2007.

•         MSPP RSUs that have vested but not yet converted into shares of stock.

•         Performance Accelerated Restricted Stock Units (“PARS”) awarded in December 2000. The PARS were to vest and convert into shares on a one-to-one basis in full on January 1, 2008, subject to accelerated vesting in the event Hexcel common stock closed above $20 per share for ten trading days out of any consecutive thirty day trading period. The PARS vested in full on February 7, 2006 as a result of the performance condition being met. However, the PARS provided that if Hexcel would be precluded from deducting the compensation expense associated with the conversion of the PARS into shares of Hexcel common stock and the distribution of the shares to the grantee, then the conversion and distribution would be delayed until January 1 of the first year in which Hexcel would not be precluded from deducting this compensation expense. This provision operated to prevent the issuance of 11,318 PARS to Mr. Forsyth.

(3)                Values were computed using a price of $17.41 per share, the closing price of Hexcel common stock on December 29, 2006.

(4)                This column reflects the shares that each NEO would receive under the NEO’s PSA granted on February 7, 2006 if the threshold level of the performance measure is attained. These grants, including the number of shares that will be awarded to each NEO if the threshold, target or maximum levels of the performance measure were obtained, are included in the “Grants of Plan-Based Awards in 2006” table above under the column “Estimated Possible Payouts Under Equity Incentive Plan Awards.”  In early 2008, if the compensation committee determines that the threshold level for the performance criteria has been met, then each NEO will automatically receive a number of RSUs based on the extent to which the threshold level is met or exceeded. These RSUs will then vest on January 1, 2009.

(5)                On July 30, 2001, Mr. Berges’ hire date with Hexcel, he was granted an option to purchase 275,000 shares of common stock. The option provided that it would become exercisable in full on July 29, 2011, subject to earlier vesting, in whole or in part, if the price of a share of Hexcel common stock reached $15.75, $21.00 and $26.25 over a consecutive thirty-day trading period. The option vested as to one-third of the underlying shares in 2005 as Hexcel stock closed at $15.75 or higher for thirty consecutive trading days, and vested as to an additional one-third of the underlying shares in 2006 as Hexcel stock closed at $21.00 or higher for thirty consecutive trading days. The option will vest immediately as to the remaining one-third of the underlying shares if Hexcel stock closes at above $26.25 for thirty consecutive trading days.

Option Exercises and Stock Vested in 2006

	Option Awards		Stock Awards(1)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)
David E. Berges	—	—	98,145	(2)	1,923,791	(2)
William Hunt	4,300	8,342	65,800		1,412,580
Stephen C. Forsyth	174,000	2,794,628	36,522	(3)	745,217	(3)
Ira J. Krakower	15,000	31,650	27,586	(4)	563,663	(4)
Joseph H. Shaulson	31,100	294,249	22,460	(5)	449,851	(5)

(1)          Reflects RSUs, MSPP RSUs and PARS that vested during 2006, as follows:

	RSUs	MSPP RSUs	PARS
David E. Berges	55,420	42,725	—
William Hunt	60,200	—	5,600
Stephen C. Forsyth	20,731	2,991	12,800
Ira J. Krakower	16,166	820	10,600
Joseph H. Shaulson	12,245	2,715	7,500

(2)          19,013 of the 98,145 RSUs listed vested in 2006 but were received by Mr. Berges in 2007. The value of these shares on the date of vesting was $390,527. These RSUs were granted under the MSPP on January 27, 2004 and vested, but did not convert into shares, in 2006. RSUs issued under the MSPP vest in equal increments at the rate of one-third per year for three years, and convert into an equivalent number of shares of Hexcel common stock on the third anniversary of the date of grant. In addition, Mr. Berges received 47,424 shares resulting from RSUs issued under the MSPP that converted into shares in 2006 but vested prior to 2006. These 47,424 shares are not reflected in the “Option Exercises and Stock Vested in 2006” table above. The value of these shares based on the closing stock price on the date of receipt was $916,232.

(3)          11,318 of the 36,522 RSUs listed vested in 2006 but have not yet been received by Mr. Forsyth. These are PARS that vested on February 7, 2006 but did not convert into shares, as described under footnote (2) to the “Outstanding Equity Awards at 2006 Fiscal Year-End” table above. 2,991 of the 36,522 RSUs listed vested in 2006 but were received by Mr. Forsyth in 2007; these are RSUs that were granted under the MSPP on January 27, 2004 and vested, but did not convert into shares, in 2006. The aggregate value of these 14,309 shares that vested, but did not convert, in 2006, based on the closing share prices on the respective dates of vesting, was $310,431.

(4)          820 of the 27,586 RSUs listed vested in 2006 but were received by Mr. Krakower in 2007. The value of these shares on the date of vesting was $16,843. These RSUs were granted under the MSPP on January 27, 2004 and vested, but did not convert into shares, in 2006.

(5)          1,329 of the 27,586 RSUs listed vested in 2006 but were received by Mr. Shaulson in 2007, and 1,386 of the 27,586 RSUs listed vested in 2006 but have not yet been received by Mr. Shaulson. The aggregate value of these 2,715 shares that vested, but did not convert, in 2006, based on the closing share prices on the respective dates of vesting, was $47,298. These RSUs were granted under the MSPP on January 27, 2004 and January 25, 2005 and vested, but did not convert into shares, in 2006.

Pension Benefits in Fiscal 2006

Our NEOs participate in the following pension plans and arrangements:

Supplemental Executive Retirement Agreements with Messrs. Berges, Krakower and Forsyth.   In May 2000 we entered into a supplemental executive retirement agreement (SERP) with each of Messrs. Forsyth and Krakower, and in July 2001, upon Mr. Berges commencing employment with us, we entered into a SERP with Mr. Berges. The SERP provides for a retirement benefit intended to supplement the executive’s retirement income from our other retirement plans. The material features of the SERPs are as follows:

•       The monthly normal retirement benefit at age 65 is equal to the product of the executive’s final average pay, benefit percentage and vesting percentage, offset by certain qualified pension benefits

•        Final average pay equals the average monthly compensation of the executive for the highest paid 36 months out of the final 60 months of employment, and includes salary and bonus, but not equity compensation. Bonus is deemed to be earned ratably over the period in which it was earned.

•        The current vesting percentage for each of Messrs. Berges, Krakower and Forsyth is 100%.

•        The benefits percentage for Mr. Berges is ½ of 1% for each of the first 96 months of service, and 1/6 of 1% for each of the next 60 months of service.

•        The benefits percentage for Mr. Forsyth is 5/24 of 1% for each of the first 180 months of service, and 1/8 of 1% for each of the next 180 months of service.

•        The benefits percentage for Mr. Krakower is 5/12 of 1% for each of the first 60 months of service, 1/4 of 1% for each of the next 60 months of service, and 1/6 of 1% for each additional month of service.

•        Qualified pension benefits are benefits accrued under the pension plan, and any vested contributions made by us under our 401(k) and supplemental 401(k) plans. In the case of Mr. Forsyth, there is an additional offset based on pension benefits due to him under a UK pension plan resulting from his years of service with an affiliate of ours in the UK.

•       The normal retirement benefit is payable starting the month after employment terminates on or after age 65 and ending on death, but is guaranteed to be at least 120 monthly payments; any payments after death are made to a surviving beneficiary or the executive’s estate

•        If the executive’s employment terminates prior to age 65, he may choose to start receiving payments at any time, but no earlier than age 55. The benefit is reduced by 3% for each year by which the date of the first payment precedes age 65.

•        The executive may choose to receive a lump sum upon termination of employment, the amount of which shall equal the actuarial present value of the monthly benefits he would have otherwise received.

•        The executive may choose to have benefits paid to a designated beneficiary after his payments have ended (upon the later to occur of his death or 120 months after beginning to receive payments), and may designate such benefit to be equal to or one-half of the benefit formerly received by the executive. If this election is made, the benefit payable to the executive shall be reduced such that the actuarial value of the overall benefits payable to the executive and to his beneficiary after his payments have ended is equal to the actuarial value of the payments to the executive had such selection not been made.

•       Upon certain other types of termination, the amount and form of benefit is different

•        Upon termination for cause, no benefits are payable

•        Upon termination without cause or by the executive for good reason, 12 months of service are added for purposes of computing the benefits percentage, and the default form of payment is a lump sum. The executive can choose to receive an actuarially equivalent monthly benefit instead.

•        Upon termination without cause or by the executive for good reason within two years of a change in control, 36 months of service are added for purposes of computing the benefits percentage, and the default form of payment is a lump sum. The executive can choose to receive an actuarially equivalent monthly benefit instead.

•        Upon termination due to disability, the executive receives a monthly benefit equal to the executive’s final average pay multiplied by the benefit percentage, and there is no reduction if payments begin prior to age 65.

•        If the executive dies while employed by us, his beneficiary or estate will receive benefits as described above for normal retirement.

The enhanced benefits payable upon termination are quantified in the table on pages 50-51.

Retirement Plans in which Mr. Hunt participates

UK Pension Scheme and Supplemental Pension Agreement

Mr. Hunt participates in the Hexcel Composites Limited Pension Scheme, a United Kingdom pension plan, which includes limitations on the earnings that can be included for determination of a pension. The UK Pension Plan requires that the employee contribute 7.5% of his salary into the plan, and provides an annual benefit based on following formula:

[1/60* final salary * years of service prior to January 1, 2003]	+	[1/62 * final salary * years of service since January 1, 2003]

Salary means the employee’s regular salary plus the fixed 4% Christmas bonus. For service prior to January 1, 2003, final salary means the employee’s average salary over the final 12 months before retirement, and for service since January 1, 2003, final salary means the employee’s average salary over the final 24 months before retirement. Benefits are payable as a life annuity, although a participant is permitted to take part of his benefit as a lump sum, generally up to four times the initial annual benefit, in which case the annual pension payment will be actuarially reduced. If an employee retires prior to age 65, the normal retirement age under the UK Pension Plan, there will be an actuarial reduction to reflect that the employee starts receiving payments earlier than if he had stayed until the normal retirement age. An employee’s annual pension payment is increased each year by the lesser of a fixed percentage (5% until March 31, 2007; 3% after that) and the Retail Price Index, a standard cost of living measure in the UK.

We have agreed to give Mr. Hunt an additional pension designed to provide, when combined with the UK Pension Scheme, a pension that Mr. Hunt would receive if there were no earnings limitation under the UK Pension Scheme.  Mr. Hunt’s total pension payments will be based on 2/3 of his salary over his final year prior to retirement without any actuarial reduction should he choose to retire prior to age 65, and therefore the formula above does not apply to Mr. Hunt. We have also agreed that the annual increase to Mr. Hunt’s pension payment will be equal to the lesser of 5% and the Retail Price Index. In the event of disability or death, to the extent Mr. Hunt or his beneficiary receives benefits from disability or life insurance policies paid for by Hexcel, any benefits due under Mr. Hunt’s pension will be reduced to reflect the receipt of these insurance proceeds.

Retirement Payment

Upon retirement, Mr. Hunt is also entitled to a retirement payment in accordance with a policy applicable to all Hexcel employees in the UK. This payment is equal to 0.5% of salary at the time of retirement multiplied by the number of years of continuous service with Hexcel. The retirement payment is only available if the employee retires at or after the normal retirement age, which is 65.

Retirement Agreement with Mr. Shaulson.   We entered into an Executive Deferred Compensation and Consulting Agreement (EDCA) with Mr. Shaulson upon his beginning employment with us in March 1996. The material terms of the EDCA are as follows:

•       Mr. Shaulson is entitled to receive a monthly benefit upon retirement equal to 1/12th of his accrued benefit. The accrued benefit is equal to 1.5% of his aggregate salary and cash bonuses earned while employed by us multiplied by a fraction of X/67, with X=the number of months Mr. Shaulson has been employed by us, subject to a maximum of 67 months.

•       The normal monthly retirement benefit is payable starting the month after employment terminates on or after age 65 and ending on death, but is guaranteed to be at least 120 monthly payments; any payments after death are made to a surviving beneficiary or the executive’s estate

•       If Mr. Shaulson’s employment terminates after age 40 and prior to age 65, then his monthly retirement benefit will start the calendar month after he attains age 65 and ending on death, but is guaranteed to be at least 120 monthly payments; any payments after death are made to a surviving beneficiary or the executive’s estate

•       If Mr. Shaulson’s employment with us had terminated prior to age 40 other than in connection with a change in control, no benefits would have been payable

•       If Mr. Shaulson dies prior to commencement of payments to him, a benefit is payable to his beneficiary for the duration of the beneficiary’s life, and is based on the actuarial equivalent of the payments Mr. Shaulson would have received beginning at age 65 if he had otherwise terminated employment on the date of death

•       Upon termination for cause, no benefits are payable

•       Mr. Shaulson has agreed to consult with us at our request for up to ten days a year for a period of ten years following his termination of employment with Hexcel

•       Mr. Shaulson has agreed not to solicit our employees and not to engage in any activity competitive with our business for ten years after termination of his employment with us, unless he can show that such actions were taken without the use of confidential information regarding Hexcel

•       Other forms of payment are permitted, but only in our sole discretion

The EDCA also provides that, upon a change in control, Mr. Shaulson may elect to receive a lump sum payment actuarially equivalent to the payments Mr. Shaulson would have received beginning at age 65 if he had terminated employment on the date of the change in control. In January 2001, following a transaction that qualified as a “change in control” as defined in the EDCA, we paid Mr. Shaulson a lump sum equal to the actuarial value of the benefits he had accumulated up to that time. Therefore Mr. Shaulson’s current accumulated benefit under the EDCA is based only on his salary and cash bonuses earned after December 31, 2000.

The EDCA also provides that Mr. Shaulson is entitled to life insurance and health insurance paid for by Hexcel following termination of employment until such time as he is no longer receiving payments under the EDCA, but in no event past the age of 75. However, these benefits are not available once a lump sum distribution is made. Since Mr. Shaulson received a lump sum payment in early 2001 as described above, he is no longer entitled to these benefits.

Hexcel Corporation Pension Plan.   Prior to December 31, 2000, Messrs. Forsyth, Krakower and Shaulson participated in the Hexcel Corporation Pension Plan, a funded, tax qualified defined benefit plan formerly available to substantially all US employees. The Pension Plan provided for an annual benefit to be paid upon retirement equal to 1% of the covered compensation for each year of participation in the plan, which included only salary and cash bonus. The Pension Plan was frozen as of December 31, 2000, and no additional benefits have been earned since that date. As discussed on page 26, we have decided to terminate the plan and provide each participant with a choice of receiving a lump sum payment or a deferred annuity representing the participant’s accrued benefit.

Pension Benefits Table.   The table below shows the present value of accumulated benefits payable to each NEO as of December 31, 2006, including the number of years of service credited to each NEO, under each pension and retirement plan listed below, determined using interest rate and mortality rate assumptions consistent with those used in our financial statements.

Name	Plan Name	Number of Years Credited Service (#)		Present Value of Accumulated Benefit ($)(1)
David E. Berges	Supplemental Executive Retirement Agreement	5.42		3,760,139
William Hunt	Hexcel Composites Limited Pension Scheme	N/A	(2)	2,799,478
	Supplemental Pension Agreement	N/A	(2)	2,364,151
	Retirement Payment	48.63		94,875
Stephen C. Forsyth	Supplemental Executive Retirement Agreement	26.25		1,180,459
	Hexcel Corporation Pension Plan	5.00		49,165
Ira J. Krakower	Supplemental Executive Retirement Agreement	10.25		1,912,112
	Hexcel Corporation Pension Plan	4.33		71,340
Joseph H. Shaulson	Executive Deferred Compensation Agreement	6.00		105,246
	Hexcel Corporation Pension Plan	4.67		22,201

(1)        For information regarding the valuation method and the materials assumptions made in calculating these amounts, see Note 12, “Retirement and Other Postretirement Benefit Plans” to the consolidated financial statements, and the discussion under the heading “Critical Accounting Estimates” in Management’s Discussion and Analysis of Financial Condition and Results of Operations, each included in our Annual Report on Form 10-K for the year ended December 31, 2006.

(2)        “Number of Years Credited Service” under the Hexcel Composites Limited Pension Scheme and the Supplemental Pension Agreement is not relevant for Mr. Hunt, as we have promised to provide him an aggregate pension based on 2/3 of his salary over his final year prior to retirement.

Nonqualified Deferred Compensation in Fiscal Year 2006

All information in the table below is with respect to our Nonqualified Deferred Compensation Plan (“NDCP”). The NDCP is an unfunded plan that permits a select number of highly compensated employees to defer a percentage of their pay and receive Hexcel matching and profit sharing contributions above the IRS limits permitted under our qualified 401(k) plan. Participants can defer any amount of their cash compensation (salary and bonus) on a pre-tax basis. All of our matching contributions are made on the same 50% basis as described on pages 25-26 with respect to the qualified 401(k) plan, but only with respect to the first 6% of the participant’s compensation deferred under the NDCP, including any portion of the participant’s compensation in excess of the amount used for purposes of determining contributions to the qualified 401(k) plan.  All of our other contributions—discretionary profit-sharing, and fixed weekly contributions—are made on the same basis as described on pages 25-26 with respect to the qualified 401(k) plan, but only with respect to the amount of the participant’s compensation in excess of the amount used for purposes of determining contributions to the qualified 401(k) plan. Employee and company contributions are 100% vested at all times. Participants choose to invest their account balances from an array of investment options that are substantially similar to the options available under the qualified 401(k) plan, although the Hexcel stock fund is not an option under the NDCP. The investment options generally mirror those available in our qualified 401(k) plan, except that the Hexcel stock fund is not an option. The NDCP provides for distributions in a lump sum or in a series of monthly, quarterly or annual installments after termination of service or in certain circumstances in the event of a change in control. In-service distributions are generally prohibited except in the case of an unforeseeable emergency. Loans from the NDCP are prohibited.

Messrs. Forsyth and Shaulson participated in this plan in 2006. As a non-US based executive, Mr. Hunt is not eligible to participate in the NDCP. Each of Mr. Berges and Mr. Krakower elected not to participate in the NDCP in 2006, and instead received a taxable cash payment equal to the contributions he would have received if he participated. Hexcel’s contributions to this plan for the NEOs or related payments to the NEOs in 2006 are included in “Other Annual Compensation” in the Summary Compensation Table on page 32.

	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)(3)	Aggregate Balance at Last FYE ($)(4)
David E. Berges	—	—	14,214	332,399
William Hunt	—	—	—	—
Stephen C. Forsyth	69,870	20,312	19,864	253,637
Ira J. Krakower	—	—	—	—
Joseph H. Shaulson	17,804	7,869	5,882	101,553

(1)       The NEO’s contributions to the NDCP are included in the “Salary” column in the Summary Compensation Table on page 32.

(2)       Hexcel’s contributions to the NDCP are included in the “All Other Compensation” column in the Summary Compensation Table on page 32.

(3)       The aggregate annual earnings in 2006 are not reported in the Summary Compensation Table, as SEC rules provide that only above-market or preferential earnings be reported in that table.

(4)       All of the executive’s contributions to the NDCP prior to 2006 have been included in the “Salary” column in summary compensation tables in prior years’ proxy statements. All of Hexcel’s contributions to the NDCP prior to 2006 have been included in the “All Other Compensation” column in summary compensation tables in prior year’s proxy statements. Earnings on investments within the NDCP have not been reported previously, as SEC rules provided that only above-market or preferential earnings be reported.

Potential Payments upon Termination or Change in Control

Severance Agreements and Arrangements

Under Mr. Berges’ employment agreement, we have agreed to make certain payments to Mr. Berges upon termination of his employment under certain circumstances. In particular:

•       in the event that we terminate Mr. Berges for any reason other than for disability or cause, or if Mr. Berges terminates his employment for good reason, then Mr. Berges will receive

•        an annual bonus prorated for the portion of the year he was employed

•        a lump sum payment equal to two times the sum of his then current base salary and his average bonus over the prior three years

•        participation for two years after termination in all medical, dental, life insurance and other welfare and perquisite plans and programs in which Mr. Berges was participating on the date of termination

•       in the event that we terminate Mr. Berges for any reason other than for disability or cause, or if Mr. Berges terminates his employment for good reason, in each case during a period which qualifies as a potential change in control period or within two years after a change in control, Mr. Berges will receive the same payments and benefits as described above except that

•        the lump sum payment will be equal to three times the sum described above

•        participation in health, welfare and perquisite plans and programs will be for three years beyond termination

•        Mr. Berges will also receive a modified gross-up payment for any excise tax incurred under Section 280G of the Internal Revenue Code, but only if the total “parachute payments” exceed Mr. Berges’ untaxed safe harbor amount by 10% or more. We have agreed to reimburse Mr. Berges for the excise tax as well as any income tax and excise tax payable by Mr. Berges as a result of any reimbursements for the excise tax.

•       in the event of termination due to death or disability, Mr. Berges will receive an annual bonus prorated for the portion of the year he was employed

Mr. Berges has agreed that, in consideration for these payments, he will not compete with us in any capacity for a period of two years following the termination of his employment. This includes, for example, any situation in which Mr. Berges is an employee of, consultant to, or owner of a business. If Mr. Berges’ termination is in connection with change in control, the period is extended to three years. However, this restriction would not apply if Mr. Berges’ duties and responsibilities with a company that competes with us do not relate to the business segment of that company that competes with us. Mr. Berges also agreed to customary terms regarding our ownership of, and the protection and confidentiality of, our trade secrets, proprietary information, and processes, technologies, designs and inventions.

We have entered into severance agreements with each of Messrs. Forsyth, Krakower and Shaulson that contain terms substantially similar to the severance terms described above for Mr. Berges, except that:

•       if we terminate the executive for any reason other than for disability or cause, or if the executive terminates his employment for good reason, then the lump sum payment will be equal to one times the sum of his then current base salary and his average bonus over the prior three years described above (rather than two times the sum)

•       the non-compete term in the circumstances described in the immediately preceding bullet will be one year instead of two

•       upon the executive’s death, if the amount received by the executive’s estate as payment under the insurance policy that we provide to the executive is less than two times the sum of the executive’s then current base salary and his average bonus over the prior three years, then we will pay the difference to the executive’s estate

As described on page 36, Mr. Hunt’s service agreement generally requires that we provide him 12 months’ notice if we wish to terminate his employment. If we do not provide the full 12 months notice, then under UK law we are generally required to pay Mr. Hunt his final salary, and provide the benefits he received prior to termination, for that period equal to the difference between 12 and the number of months’ notice we did provide.

Retirement Agreements

As described on pages 40-43, our NEOs are party to various arrangements that provide for benefits payable upon retirement. As described on page 41, the SERP agreements that we entered into with each of Messrs. Berges, Forsyth and Krakower provide for enhanced benefits upon our termination of the executive without cause, the executive’s termination for good reason or the executive’s termination during a potential change of control of within two years after a change in control. Under our EDCA agreement with Mr. Shaulson, in the event of a change in control Mr. Shaulson may elect to receive his benefit due under the EDCA in the form of a lump sum. None of our other retirement programs provide for any form of enhanced or accelerated benefit upon termination of the executive for any reason.

Equity Awards

Each of our NEOs have various NQOs, RSUs, PSAs and, in some cases, MSPP RSUs outstanding. In 2005 we changed some of the termination provisions of our equity awards. Therefore, upon termination of employment of an NEO, the treatment of the equity award depends on the nature of the termination and when the equity grant was awarded. Below is a description of what happens to the NEO’s outstanding equity awards upon each different type of termination and upon a change in control.

NQOs

•       Voluntary departure or termination without cause - upon any termination other than retirement, disability, death, or cause, the NEO has 90 days to exercise the option to the extent vested; to the extent not vested, the option terminates.

•       Disability/Death - for NQOs granted in 2004 or earlier, the option, to the extent vested, remains exercisable for one year; to the extent not vested, the option terminates. For NQOs granted after 2004, all options vest and remain exercisable for one year.

•       Retirement—for NQOs granted in 2004 or earlier, all NQOs immediately vest and remain exercisable for three years. For NQOs granted after 2004, any unvested NQOs continue to vest on the schedule set forth in the option agreement, and the NEO has three years from the date of retirement to exercise the NQOs.

•       Cause—all options are forfeited.

•       Change in control—all options vest, and if the NEO is terminated without cause or terminates his employment for good reason within two years after the change in control, the option remains exercisable for three years.

RSUs

•       Voluntary departure—all RSUs are forfeited.

•       Termination without cause—for grants in 2004 and earlier, all RSUs vest and convert to stock; for grants after 2005, all RSUs are forfeited.

•       Disability/Death—all RSUs vest and convert to stock.

•       Retirement—for grants in 2004 and earlier, all RSUs immediately vest. For NQOs granted after 2004, upon retirement all RSUs continue to vest on the schedule set forth in the RSU agreement.

•       Cause—all RSUs are forfeited

•       Change in control—all RSUs vest and convert to common stock

MSPP RSUs

•       Voluntary departure or termination for cause—vested MSPP RSUs convert to shares of common stock; unvested MSPP RSUs are forfeited and the NEO receives back the cash deferred to purchase the unvested MSPP RSUs

•       Termination without cause, due to death or disability, or a result of retirement—all MSPP RSUs vest and convert to shares of common stock

•       Change in control—all MSPP RSUs vest and convert to common stock

PSAs

•       Voluntary departure or termination for cause—the entire award is forfeited

•       Termination without cause, or due to disability, death or retirement, or for good reason—the NEO is entitled to a pro rata award based on the portion of the performance period for which he was employed, and also based on the extent to which the performance target is attained

•       Change in Control during performance period—the PSA is paid out at target immediately, unless an acquiring company exchanges the PSA for the right to receive a comparable publicly traded security, in which case the PSA is paid out at target at the end of the service period

•       Change in Control during service period—the PSA is paid out immediately based on the number of RSUs into which the PSA was converted at the beginning of the service period, unless an acquiring company exchanges the PSA for the right to receive a comparable publicly traded security, in which case the PSA is paid out at the end of the service period

An employee generally qualifies for retirement if, upon termination of employment for any reason other than for cause, he is age 65 or age 55 with five or more years of service with Hexcel.

All of our agreements relating to NQOs granted since 2005 provide the employee must comply with any obligation of confidentiality to us contained in any written agreement signed by the employee, and must refrain from competing with Hexcel. The non-compete provision is substantially similar to that contained in the severance arrangements of Messrs. Berges, Forsyth, Krakower and Shaulson described above. If the employee fails to comply with this requirement, then any options that remain exercisable after termination of employment are immediately canceled.

Change in Control; Good Reason; Cause

A “Change in Control” is generally defined in our plans and agreements to mean any of the following:

•       the acquisition by any third party of 40% or more of our common stock

•       a majority of the directors as of the date of the plan or agreement are replaced with persons who are not either (i) approved by the existing directors or (ii) approved by persons who were approved replacements of the existing directors

•       a merger of Hexcel or a sale of all or substantially all the assets of Hexcel, except if (i) the stockholders of Hexcel prior to the transaction own the company resulting from the transaction in substantially the same proportion as they owned Hexcel prior to the transaction and (ii) the directors of Hexcel before the transaction comprise at least a majority of the directors of the company resulting from the transaction

•       the approval by our stockholders of a liquidation or dissolution of Hexcel

“Good reason” is generally defined in our plans and agreements to mean:

•       A diminution in the executive’s position, duties, responsibilities or authority

•       A reduction in the executive’s base salary

•       Failure by us to continue any compensation plan in which the executive participates which is material to the executive’s total compensation, unless replaced with a plan of substantially equivalent value

•       Failure by us to continue to provide the executive with the benefits enjoyed by the executive under our pension, savings, life insurance, medical, health, accident, and disability plans in which the executive was participating, except for across-the-board changes similarly affecting all executives, or failure by us to continue to provide the executive with at least twenty paid vacation days per year (or more if the executive is entitled to more under our vacation policy)

•       Failure to provide facilities or services which are suitable to the executive’s position

•       Failure of any successor to Hexcel to assume our obligations under the relevant plan or agreement hereunder or failure by us to remain liable to the executive after such assumption

•       In the case of the severance or SERP agreements, any termination by us of the executive’s employment which is not effected pursuant to a notice that complies with the relevant agreement

•       The relocation of the executive’s principal place of employment to a location more than fifty (50) miles from the executive’s place of employment as at the date of the relevant agreement

•       Failure to pay the executive any portion of compensation within seven (7) days of the date such compensation is due

“Cause” is generally defined in our plans and agreements applicable to NEOs to mean (1) the willful and continued failure by the NEO to substantially perform his duties after we have notified the executive in writing with specificity of the nonperformance or (ii) the willful engagement by the NEO in misconduct that materially harms us. Before we can terminate an NEO for cause, our board must give the NEO notice describing the reasons we intend to terminate the NEO for cause and must pass a resolution approved by at least two-thirds of the board determining that the NEO is guilty of the improper conduct, and must provide the NEO with the opportunity to be heard before the board with counsel present.

Benefits Payable Upon Termination of Employment on December 31, 2006

As described above, the following agreements and arrangements with our NEOs provide for severance or enhanced benefits upon termination of employment or a change in control:

•       severance benefits payable to Mr. Berges under his employment agreement and to Messes. Forsyth, Krakower and Shaulson under their severance agreements;

•       enhanced benefits payable under the SERP agreements we entered into with Messrs. Berges, Forsyth, and Krakower upon certain terminations,

•       the treatment of our various equity awards upon certain types of termination, as described on pages 47-48

In addition, as described on page 25 we provide additional life insurance for each of our NEOs and additional disability insurance for Mr. Hunt. Other than these benefits and enhancements, there are no agreements, arrangements or plans that entitle executive officers to severance, perquisites, or other enhanced benefits upon termination of their employment that are not available to salaried employees generally.

The table below describes the potential benefits and enhancements under the company’s compensation and benefit plans and arrangements to which the named executive officers would be entitled upon termination of employment or a change in control as of December 31, 2006. However, the following items are excluded from the table:

•       The amounts reflected in the last column of the “Pension Benefits” table on page 44, all of which are vested except Mr. Hunt’s retirement payment

•       The balances under the NDCP listed in the “Nonqualified Deferred Compensation” table on page 45, all of which are vested

•       Benefits provided on a non-discriminatory basis to salaried employees generally upon termination of employment, such as accrued salary, vacation pay and distributions under an employee’s 401(k) plan

•       The retirement payment payable to Mr. Hunt upon his retirement at or after age 65, described on page 42. This payment is based on a policy applicable to all UK employees; in addition, Mr. Hunt would not have been entitled to this payment if he retired on December 31, 2006, as he was not age 65 as required by the policy

None of the payments or benefits reflected in the chart below would be payable solely in the event of a change of control without a subsequent termination, except for payment to Mr. Shaulson of his EDCA benefit and vesting and conversion of the equity awards (and the related values) reflected below.

Benefits Payable Upon Termination of Employment on December 31, 2006

	Cash Severance ($) (1)	Incremental Benefit under SERP ($) (2)	Continuation of Welfare/Medical Benefits (present value) ($) (3)	Accelerated Vesting of Equity Awards (value based on 12/29/2006 share price) ($) (4)	Excise Tax Gross-Up ($) (5)	Total Termination Benefits ($)
David E. Berges
•Voluntary retirement	—	—	—	—	N/A	—
•Involuntary or good reason termination	3,510,656	1,127,518	14,500	0	N/A	4,652,674
•Involuntary or good reason termination after change in control	5,265,984	3,069,142	22,100	186,296	3,815,195	12,358,717
•Death	1,500,000	—	—	0	N/A	1,500,000
•Disability	—	1,744,424	—	0	N/A	1,744,424
William Hunt
•Voluntary retirement	—	N/A	—	—	N/A	—
•Involuntary or good reason termination	390,189	N/A	29,624	0	N/A	419,813
•Involuntary or good reason termination after change in control	390,189	N/A	29,624	57,688	N/A	477,501
•Death	1,474,360	N/A	—	0	N/A	1,474,360
•Disability	363,444	N/A	—	0	N/A	363,444

	Cash Severance ($) (1)	Incremental Benefit under SERP ($) (2)	Continuation of Welfare/Medical Benefits (present value) ($) (3)	Accelerated Vesting of Equity Awards (value based on 12/29/2006 share price) ($) (4)		Excise Tax Gross-Up ($) (5)	Total Termination Benefits ($)
Stephen C. Forsyth
•Voluntary retirement	—	—	—	—		N/A	—
•Involuntary or good reason termination	617,905	88,022	12,000	173,922		N/A	891,849
•Involuntary or good reason termination after change in control	1,853,714	264,262	36,900	691,124	(6)	—	2,846,000	(6)
•Death	1,278,110	—	—	447,104		N/A	1,725,214
•Disability	—	1,506,251	—	447,104		N/A	1,953,355
Ira J. Krakower
•Voluntary retirement	—	—	—	—		N/A	—
•Involuntary or good reason termination	496,524	115,561	5,200	0		N/A	617,285
•Involuntary or good reason termination after change in control	1,489,572	346,683	16,100	36,326		—	1,888,681
•Death	1,021,951	—	—	0		N/A	1,021,951
•Disability	—	—	—	0		N/A	0
Joseph H. Shaulson
•Voluntary retirement	—	N/A	—	—		N/A	—
•Involuntary or good reason termination	450,084	N/A	12,000	117,550		N/A	579,634	(7)
•Involuntary or good reason termination after change in control	1,350,251	N/A	37,100	448,232	(8)	—	1,835,583	(8)
•Death	929,676	N/A	—	301,160		N/A	1,230,836	(7)
•Disability	—	N/A	—	301,160		N/A	301,160

(1)           Involuntary or good reason termination, with or without a change in control.   In the case of Mr. Berges, represents the lump sum cash payment that would have been paid to Mr. Berges under his employment agreement. In the case of Messrs. Forsyth, Krakower and Shaulson, represents the lump sum cash payment that would have been paid to the NEO under his severance agreement. For Mr. Hunt, assumes that no notice was given to Mr. Hunt prior to December 31, 2006 under his service agreement and equals one year’s salary plus 4% guaranteed Christmas bonus.

Death.   With respect to Messrs. Berges and Hunt, represents the payment due under the supplemental life insurance policy provided to the executive. With respect to Messrs. Forsyth, Krakower and Shaulson, represents the death benefit we agreed to provide to the executive which, as described on page 25, is in the form of an insurance policy maintained by us; to the extent the death benefit exceeds the maximum insured amount, we have agreed to make a payment directly to the executive’s estate for the excess amount.

Disability.   Represents the discounted present value of a 12 month payment stream that would be due to Mr. Hunt had he become disabled within the meaning of the supplementary disability policy we provide for Mr. Hunt.

(2)           Represents the difference between (a) the actual lump sum (or the actuarial equivalent lump sum of the payment stream) the NEO would have received upon the indicated type of termination on December 31, 2006, and (b) the lump sum (or the actuarial equivalent lump sum of the payment stream) the NEO would have received had he voluntarily terminated his employment on December 31, 2006. The closest benefit Mr. Hunt has that is analogous to a SERP is his pension benefits, including his supplemental pension agreement. Mr. Shaulson has an EDCA, which is similar to a SERP. Neither Mr. Hunt (with respect to his pension benefits) nor Mr. Shaulson (with respect to his EDCA) would receive any enhancement to these benefits as a result of any type of termination of employment. In the case of disability, the benefit is provided in the form of a monthly annuity beginning immediately and continuing until the later of ten years and the executive’s death, with no reduction due to payments beginning prior to age 65. The monthly benefit that Messrs. Berges, Forsyth and Krakower would have begun to receive in the event of disability on December 31, 2006 is $43,535, $19,132 and $14,299, respectively.

(3)           Represents the value of welfare/medical benefits for (a) two years (in the case of Mr. Berges) or one year (in the case of Messrs. Hunt, Forsyth, Krakower and Shaulson), upon involuntary or good reason termination without a change in control, and (b) three years (in the case of Messrs. Berges, Forsyth, Krakower and Shaulson) and one year (in the case of Mr. Hunt) in the event of involuntary or good reason termination following a change in control. For information regarding the valuation method and the materials assumptions made in calculating these amounts, see Note 12, “Retirement and Other Postretirement Benefit Plans” to the consolidated financial statements, and the discussion under the heading “Critical Accounting Estimates” in Management’s Discussion and Analysis of Financial Condition and Results of Operations, each included in our Annual Report on Form 10-K for the year ended December 31, 2006.

(4)           Reflects the value of equity awards that were unvested on December 31, 2006 and that would have vested as a result of the indicated type of termination of employment of the NEO. RSUs are valued at $17.41 per RSU, the closing price of Hexcel common stock on December 29, 2006. Unvested NQOs are valued at the difference between $17.41 and the exercise price of the option; vested NQOs are not reflected in the table. PSAs are valued at $17.41, the closing price of Hexcel common stock on December 29, 2006. With respect to the PSAs, it is assumed that the target level of the performance measure is attained. It is also assumed that, in the event of a change of control, the acquiring company does not exchange the PSAs for the right to receive a comparable publicly traded security, and therefore that the PSAs are paid out immediately at target. With respect to unvested MSPP RSUs, reflects the difference between the value of the unvested MSPP RSUs as of December 29, 2006 based on a price of $17.41 a share, and the cash bonus amount under the MICP originally deferred by the NEO to acquire the unvested MSPP RSUs. Vested MSPP RSUs are not reflected in the table. The value of an equity award is not included in this chart if the NEO could have retired on December 31, 2006 and either received the equity award immediately or on the schedule set forth in the applicable equity award agreement after retirement. Messrs. Berges, Hunt and Krakower qualified for retirement under the terms of their NQO, RSU, MSPP RSU and PSA agreements, and therefore, with respect to Messrs. Berges, Hunt and Krakower (i) no value is reflected for their NQOs, RSUs and MSPP RSUs, and (ii) for the PSAs, there is no value reflected in any termination scenario except for a change in control, in which case the value represents the difference between the value of the PSAs that would have been received upon a change in control on December 31, 2006 and the value of the PSAs the NEO would have received if he retired on December 31, 2006.

(5)           Upon a change in control, A US-based NEO may be subject to certain excise taxes under Section 280G of the Internal Revenue Code. We have agreed to reimburse the affected employees for those excise taxes if they are over a certain amount, as well as any income and excise taxes payable by the NEO as a result of any reimbursements for the 280G excise taxes. The amounts in the table are based on a 280G excise tax rate of 20 percent, a statutory 35 percent federal income tax rate, a 1.45 percent Medicare tax rate, a 7.7 percent New York state income tax rate and a 5.0 percent Connecticut state tax rate.

(6)           The amounts for accelerated vesting of equity awards and total termination benefits for Mr. Forsyth in the event of a termination for good reason would be $48,757 and $766,684, respectively.

(7)           In the event Mr. Shaulson dies, is terminated without cause or terminates his employment for good reason, he is still entitled to the sales incentive payment provided for under his sales incentive payment if we sell the Non-RFC businesses. The payment is determined by a formula based on the consideration received by us for the Non-RFC businesses, other than a joint venture interest. See page 29 for a description of this agreement.

(8)           The amounts for accelerated vesting of equity awards and total termination benefits for Mr. Shaulson in the event of a termination for good reason would be $34,385 and $496,469, respectively.

Director Compensation

Our director compensation program is comprised of a mix of cash and stock-based incentive compensation designed to attract and retain qualified candidates to serve on our board. The program provides for:

•       an annual retainer of $30,000 payable quarterly

•       an additional annual retainer amount of $10,000 paid to the audit committee chairman

•       an additional annual retainer amount of $5,000 paid to committee chairmen other than the audit committee chairman

•       attendance fees of $1,500 for each in-person board meeting and $750 for each telephonic board meeting and each in-person or telephonic committee meeting

•       a grant of RSUs upon initial election to the board and on each re-election thereafter

•        equal to such value as determined by the compensation committee on the advice of its independent compensation consultant and other relevant factors; the value used in 2006 was $50,000, which resulted in a grant of 2,051 RSUs to each non-employee director on the date of our 2006 annual meeting, and a grant of 3,392 RSUs to Mr. Pugh on July 18, 2006, the date he joined our board

•        the RSUs vest one-third on grant and one-third on each of the next two anniversaries of grant, and convert into an equal number of shares of Hexcel common stock on the second anniversary of grant unless the director elects to defer conversion until termination of service as a director

This program is for our outside directors only. Mr. Berges, our Chairman and Chief Executive Officer, receives no additional compensation for serving on our board.

Our stock ownership guidelines, which are described on page 27, apply to outside directors in a similar manner as they apply to executive officers. Directors are expected to own shares of our common stock that have a value equal to at least three times their annual cash retainer.

The table below summarizes the compensation paid by the Company to non-employee Directors for the fiscal year ended December 31, 2006.

Name(1)	Fees Earned or Paid in Cash ($)	Stock Awards ($)(2)(3)(4)	Option Awards ($)(4)	Non- Equity Incentive Plan Compen- sation ($)	Change in Pension Value and Nonqualified Deferred Compen- sation Earnings ($)	All Other Compen- sation ($)	Total ($)
Joel S. Beckman	42,750	44,213	—	—	—	—	86,963
H. Arthur Bellows, Jr.	59,500	44,213	—	—	—	—	103,713
Lynn Brubaker	42,000	44,447	—	—	—	—	86,447
Jeffrey C. Campbell	46,500	44,213	—	—	—	—	90,713
Sandra L. Derickson	50,000	44,213	—	—	—	—	94,213
David C. Hurley	46,500	44,447	—	—	—	—	90,947
Sanjeev K. Mehra(5)	10,945	0	—	—	—	—	10,945
David. L. Pugh(6)	18,500	23,610	—	—	—	—	42,110
Peter M. Sacerdote(5)	6,167	0	—	—	—	—	6,167
Martin L. Solomon	49,250	44,213	—	—	—	—	93,463

(1)          Mr. Berges, our Chairman and Chief Executive Officer, is not listed in this table as he receive no additional compensation for his service as a director. Mr. Berges’ compensation is shown in the Summary Compensation Table on page 32.

(2)          Reflects the expense recognized in the Company’s financial statements for the year ended December 31, 2006 for the fair value in accordance with FAS 123(R) of RSUs granted to each director in 2006 and prior years. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service based conditions. For additional information regarding the assumptions made in calculating these amounts, see Note 3, “Share-Based Compensation,” to the consolidated financial statements, and the discussion under the heading “Critical Accounting Estimates” in Management’s Discussion and Analysis of Financial Condition and Results of Operations, each included in our Annual Report on Form 10-K for the year ended December 31, 2006. These amounts reflect our accounting expense for these awards, and do not correspond to the actual value that will be recognized by the director.

(3)          Each director listed in the table other than Messrs. Mehra and Sacerdote received a grant of RSUs in 2006 with a grant date fair value of $50,000, computed in accordance with FAS 123(R). Messrs. Mehra and Sacerdote were no longer on our board at the time the board received its annual equity grant. For each director other than Mr. Pugh who received a grant of RSUs in 2006, the amount recognized with respect to the 2006 grant only for financial statement reporting purposes for the year ended December 31, 2006 in accordance with FAS 123(R) was $27,780; for Mr. Pugh, such amount was $23,610.

(4)          Prior to 2004, we granted NQOs to our outside directors as part of our director compensation program. As of December 31, 2006, our outside directors had RSUs and NQOs outstanding as follows:

	RSUs	Shares Underlying Unexercised NQOs
Joel S. Beckman	5,144(a)	—
H. Arthur Bellows, Jr.	15,139	32,105
Lynn Brubaker	4,854	—
Jeffrey C. Campbell	5,144	10,000
Sandra L. Derickson	12,978	13,833
David C. Hurley	4,812	—
Sanjeev K. Mehra	—	24,000(b)
David L. Pugh	3,392	—
Peter M. Sacerdote	—	—
Martin L. Solomon	8,214	102,050

(a)           Includes 2,592 RSUs held for the benefit of Greenbriar Equity Group LLC. Mr. Beckman disclaims beneficial ownership of these RSUs.

(b)          All of these NQOs are held for the benefit of the Goldman Sachs investors. Mr. Mehra disclaims beneficial ownership of these NQOs.

(5)          Messrs. Mehra and Sacerdote served on our board until March 15, 2006 pursuant to the designation by a group of investment entities controlled by Goldman Sachs. These investment entities were entitled to designate two directors in accordance with the governance agreement we entered into with them at the time they acquired Hexcel common stock. On March 15, 2006 the Goldman Sachs investment entities disposed of substantially all of their Hexcel common stock in a registered public offering and the governance agreement terminated, resulting in the resignation of Messrs. Mehra and Sacerdote. The resignations of Messrs. Mehra and Sacerdote resulted in each of them forfeiting 1,532 shares.

(6)          Mr. Pugh joined our board on July 18, 2006.

Compensation Committee Interlocks and Insider Participation

The following directors were members of the compensation committee during 2006: H. Arthur Bellows Jr., Lynn Brubaker, Sandra L. Derickson, Sanjeev K. Mehra, David L. Pugh and Martin L. Solomon. Mr. Bellows resigned from the committee in February 2006 to focus his efforts on the audit committee and the nominating and corporate governance committees on which he also serves, at which time Ms. Brubaker joined the compensation committee. Mr. Mehra left our board in March 2006. Mr. Pugh joined our board in July 2006 and became a member of the compensation committee in September 2006.

Equity Compensation Plan Information

The following information is provided as of December 31, 2006:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights(1)		Weighted-average exercise price of outstanding options, warrants and rights		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))(1)
	(a)		(b)		(c)
Equity compensation plans approved by security holders	5,154,950	(2)	$9.24	(3)	4,144,012	(4)
Equity compensation plans not approved by security holders(5)	678,047		$10.50		0
Total	5,832,997		$9.41	(3)	4,144,012	(4)

(1)          All numbers in these columns refer to shares of Hexcel common stock.

(2)          Includes 506,513 shares of common stock issuable upon the vesting and conversion of restricted stock units. This assumes that we will attain the maximum level of the performance measure (EBITDA) under the PSAs for the 2006-2007 performance period, which would result in the PSAs converting into the maximum number of RSUs in early 2008. This is an assumption required by SEC rules. As this maximum level of EBITDA is a stretch goal, it is unlikely that we will attain this level for the 2006-2007 period.

(3)          Excludes the restricted stock units referred to in note 2 above.

(4)          Includes (i) 3,804,923 shares of common stock available for future issuance under the Hexcel Corporation 2003 Incentive Stock Plan, which shares of common stock could be issued in connection with awards other than options, warrants or rights; (ii) 160,539 shares reserved for issuance under the Management Stock Purchase Plan; (iii) 3,027 shares of common stock subject to options as of December 31, 2006 under, and purchased in January 2007 pursuant to, the terms of the Hexcel Corporation 1997 Employee Stock Purchase Plan; and (iv) 175,068 shares of common stock that could after December 31, 2006 become subject to options under, and therefore purchased under, the terms of the Hexcel Corporation 1997 Employee Stock Purchase Plan.

(5)          The only equity compensation arrangements in which equity securities were authorized that have not been approved by stockholders are two option agreements with Mr. Berges entered into in connection with his employment agreement, as described under the heading “Employment Agreement with Mr. Berges” on page 35.

AUDIT COMMITTEE REPORT

The audit committee is responsible for assisting the board’s oversight of the integrity of Hexcel’s financial statements, Hexcel’s compliance with legal and regulatory requirements, Hexcel’s independent registered public accounting firm’s qualifications, independence and performance, and Hexcel’s internal audit function. We also recommend to the board of directors, subject to stockholder ratification, the selection of Hexcel’s independent registered public accounting firm. We operate under a written charter adopted and approved by the board of directors, which was last amended on December 14, 2006.

Management is responsible for the financial reporting process, including the system of internal controls, and for the preparation of consolidated financial statements in accordance with generally accepted accounting principles in the United States. Hexcel’s independent registered public accounting firm is responsible for auditing the financial statements and expressing an opinion as to their conformity with generally accepted accounting principles in the United States. Our responsibility is to monitor and review these processes.

We held eleven meetings in 2006, held numerous discussions with management and met in executive session, without management, with PricewaterhouseCoopers LLP, Hexcel’s independent registered public accounting firm. We also met in executive session, without management present, with Hexcel’s Director of Internal Audit and with Protiviti Inc., which assists in the performance of the internal audit function for Hexcel. We have reviewed and discussed the consolidated financial statements with management and the independent registered public accounting firm. We discussed with the independent registered public accounting firm matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

Hexcel’s independent registered public accounting firm also provided the written disclosure and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committee), and we discussed with the independent registered public accounting firm their independence.

Based on our review and the discussions referred to above, we recommended that the board of directors include Hexcel’s audited consolidated financial statements in the Annual Report on Form 10-K for the year ended December 31, 2006 filed with the SEC. We have also recommended the selection of Hexcel’s independent registered public accounting firm and, based on our recommendation, the board of directors has selected PricewaterhouseCoopers LLP as Hexcel’s independent registered public accounting firm for 2007, subject to stockholder ratification.

H. Arthur Bellows, Jr., Chair
Joel S. Beckman*
Jeffrey C. Campbell
David C. Hurley
The Members of the Audit Committee

*                    Mr. Beckman became a member of the audit committee on May 11, 2006.

RATIFICATION OF SELECTION OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

General

We are asking the stockholders to ratify the board of directors’ appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2007. In the event the appointment of PricewaterhouseCoopers LLP is not ratified, the board of directors will consider the appointment of another independent registered public accounting firm.

PricewaterhouseCoopers LLP has audited our financial statements annually since 1997. A representative of PricewaterhouseCoopers LLP is expected to be present at the Annual Meeting. The representative will have an opportunity to make a statement if he desires to do so and will be available to answer appropriate questions from stockholders.

Fees

Audit Fees

The aggregate fees billed by PricewaterhouseCoopers LLP for 2006 for professional services rendered for the audit of our annual financial statements and review of the financial statements included in our Forms 10-Q and services provided in connection with foreign statutory and regulatory filings and engagements were approximately $2,528,000. With respect to 2005, the aggregate amount of such fees was approximately $2,740,000.

Audit-Related Fees

There were approximately $665,000 in fees billed by PricewaterhouseCoopers LLP in 2006 for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and which are not included in the amount for 2006 under “Audit Fees” above. These fees related primarily to the separate audit of the stand-alone financial statements of the electronics, ballistics and general industrial components of our US reinforcements business. With respect to 2005, the aggregate amount of such fees was approximately $15,000, substantially all of which related to services performed in connection with a debt refinancing and a currency exchange rate matter.

Tax Fees

The aggregate fees billed by PricewaterhouseCoopers LLP in 2006 and 2005 for professional services rendered for tax compliance, tax advice and tax planning were approximately $267,000 and $280,000, respectively. For 2006, these fees related primarily to European tax compliance, transfer pricing within our business units and expatriate tax planning and compliance. For 2005, these fees related primarily to services performed in connection with European tax compliance, transfer pricing within our business units and our previously announced carbon fiber expansion in Spain.

All Other Fees

The aggregate amount of all other fees billed by PricewaterhouseCoopers LLP for professional services rendered to us during the years 2006 and 2005 was approximately $1,700 and $1,500, respectively. These fees related to research software purchased by us.

Audit Committee Pre-Approval Policies and Procedures

Our audit committee’s policy is to pre-approve all audit and permissible non-audit services provided by our independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Any pre-approval is detailed as to the particular service. The independent registered public accounting firm and management are required to periodically report to the audit committee regarding the extent of services provided by the firm in accordance with this pre-approval.

Rule 2-01(c)(7)(i) under SEC Regulation S-X provides that a company’s independent registered public accounting firm can provide certain non-audit services without the prior approval of the audit committee if certain conditions are met, including that the services are brought promptly to the attention of, and approved by, the audit committee. In accordance with our policy requiring pre-approval of all services to be rendered by our independent registered public accounting firm, none of the services described above under “Audit Fees,” “Audit-Related Fees” and “Tax Fees” were approved by the audit committee pursuant to this rule.

Vote Required

The ratification of the appointment of PricewaterhouseCoopers LLP requires the vote of a majority of the votes cast in person or by proxy at the annual meeting once a quorum is present. Brokers may vote shares held for a customer without specific instructions from the customer. Abstentions will be counted and will have the same effect as a vote against the proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE
RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Review and Approval of Related Person Transactions

We have adopted a written policy that requires the review and pre-approval of all potential transactions valued at greater than $10,000 in which Hexcel and any of our directors and executive officers or their immediate family members participates or otherwise has an interest. The audit committee is responsible for evaluating and authorizing any transaction with a value greater than $120,000, although any member of the audit committee who is a related person with respect to a transaction under review may not participate in the deliberations or vote respecting approval or ratification of the transaction in question. The Chief Financial Officer is responsible for evaluating and authorizing any transaction with a value between $10,000 and $120,000, unless the Chief Financial Officer is a related person with respect to the transaction under review, in which case the General Counsel shall be responsible for such evaluation and possible authorization.

The factors to be considered in determining whether or not to authorize a transaction brought to the attention of the audit committee or the Chief Financial Officer under this policy include the following:

•       the terms of the transaction, and whether the terms are no less favorable to Hexcel than would be obtained in the transaction were entered into with a party other than a related person

•       the benefits to Hexcel

•       the availability of other sources for the product or service that is the subject of the transaction

•       the timing of the transaction

•       the potential impact of the transaction on a director’s independence

•       any other factors deemed relevant

Related Person Transactions

Governance; Former Board Representation

On December 19, 2000, investment entities controlled by the Goldman Sachs Group, Inc. (the “Goldman Sachs Investors”) acquired 14,525,000 shares of our common stock Ciba Specialty Chemicals Holding Inc. for an aggregate purchase price of $159,775,000. On March 19, 2003, we issued 77,875 shares of our series A convertible preferred stock and 77,875 shares of our series B convertible preferred stock to investment entities controlled by affiliates of Greenbriar Equity Group LLC and Berkshire Partners LLC (the “Berkshire/Greenbriar investors” and, together with the Goldman Sachs investors, the “investors”) for $77,875,000 in cash, and we also issued 47,125 shares of series A convertible preferred stock and 47,125 shares of series B convertible preferred stock to the Goldman Sachs investors for $47,125,000 in cash.

Upon the consummation of the March 19, 2003 preferred stock sales, we entered into an amended and restated governance agreement and an amended and restated registration rights agreement with the Goldman Sachs investors and a stockholders agreement and a registration rights agreement with the Berkshire/Greenbriar investors. Under the governance agreement and stockholders agreement, each of the Goldman Sachs investors and the Berkshire/Greenbriar investors had the right to designate certain nominees for election to our board of directors, depending on the percentage of Hexcel voting power held by each group of investors. From the beginning of 2006 until March 15, 2006, two of our directors (Messrs. Sanjeev K. Mehra and Peter M. Sacerdote) were nominated by the Goldman Sachs investors and one of our directors (Mr. Joel S. Beckman) was nominated by the Berkshire/Greenbriar investors. During the period from December 2004 through December 2005, the investors converted all of their Hexcel preferred stock into Hexcel common stock, and sold a substantial portion of their Hexcel common stock in two public offerings. On March 15, 2006, the investors disposed of substantially all of their remaining Hexcel common stock in a third registered public offering and the governance agreement, the stockholders agreement and both registration rights agreements terminated. As a result, the investors no longer have the right to designate any nominees for our board.

While the governance agreement and stockholders agreements were in effect, the investors had rights to designate director nominees and approve certain significant transactions, and had pre-emptive rights to buy voting securities if we sold additional voting securities. The investors also were subject to restrictions regarding the acquisition of additional Hexcel voting securities, the transfer of their Hexcel shares and the approval of any transaction involving a tender offer, merger or sale of all or substantially all of our assets. While the registration rights agreements were in effect, each of the Berkshire/Greenbriar investors and the Goldman Sachs investors had three “demand” registration rights which provided that each group of investors could require us to publicly register the shares of Hexcel common stock held by them. The registration rights agreements also gave the investors “piggyback” registration rights, which permitted them to include their shares of Hexcel common stock in any other public registered sale by us of our common stock. All three public offerings described above were completed pursuant to the registration rights agreements. We paid all expenses related to these offerings except for the underwriting discounts and commissions, as required by the registration rights agreements.

Other Relationships

In March 2006, an affiliate of the Goldman Sachs Investors performed underwriting services in connection with the public sale by the Goldman Sachs Investors and the Berkshire/Greenbriar Investors of an aggregate of 23,183,306 shares of Hexcel common stock and received $6.3 million for such services. An affiliate of the Goldman Sachs investors is a lender under our new senior credit facility which we entered into in March 2005. From time to time we engage in interest rate swaps with, and purchase forward currency contracts and options from, affiliates of the Goldman Sachs investors.

Our VP of Sales and Marketing—Americas earned $335,000 in salary and bonus in 2006. Our Corporate Controller and Chief Accounting Officer earned $265,000 in salary and bonus in 2006. Our Treasurer earned $189,000 in salary and bonus in 2006. Each of these persons also received equity awards.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of Hexcel common stock. Executive officers, directors, and greater than ten percent stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. To our knowledge, based solely on a review of the copies of such reports furnished to us and representations that no other reports were required, for the year ended December 31, 2006, all Section 16(a) filing requirements applicable to our executive officers, directors and greater than ten percent stockholders were complied with, except that, on February 9, 2006, a Form 4 filed by Stephen C. Forsyth incorrectly reported that 12,800 restricted stock units converted when in fact only 1,482 restricted stock units converted. A corrected Form 4 for Mr. Forsyth was filed on January 26, 2007 to correct that restricted stock unit conversion.

OTHER MATTERS

As of the date of this proxy statement, the board of directors does not know of any other matters to be presented for action by the stockholders at the annual meeting. However, if any other matters not known are properly brought before the annual meeting, proxies will be voted at the discretion of the proxy holders and in accordance with their judgment on such matters.

STOCKHOLDER PROPOSALS

Any proposal that a Hexcel stockholder intends to present at our 2008 Annual Meeting of Stockholders, including those submitted for inclusion in our proxy materials, must be submitted to the Corporate Secretary of Hexcel at our offices, Two Stamford Plaza, 281 Tresser Boulevard, Stamford, Connecticut 06901-3238, no later than December 3, 2007 in order to be considered for inclusion in the proxy statement and proxy relating to that meeting.

ANNUAL REPORT

Our Annual Report to Stockholders containing audited financial statements for the year ended December 31, 2006, is being mailed herewith to all stockholders of record. Additional copies are available without charge on request. Requests should be addressed to the Corporate Secretary, Hexcel Corporation, Two Stamford Plaza, 281 Tresser Boulevard, Stamford Connecticut, 06901-3238.

Stamford, Connecticut
April 5, 2007

ANNUAL MEETING OF STOCKHOLDERS OF

HEXCEL CORPORATION

May 10, 2007

Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.

2	â	Please detach along perforated line and mail in the envelope provided.	â

20930000000000000000	3	051007

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSAL 2.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

					FOR	AGAINST	ABSTAIN
1.	Election of directors (check one box only):		2.	PricewaterhouseCoopers LLP as	☐	☐	☐
Independent Registered Public Accounting Firm.
Nominees:
☐	FOR ALL NOMINEES	O Joel S. Beckman O H. Arthur Bellows, Jr.	3.				To transact such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES	O David E. Berges O Lynn Brubaker O Jeffrey C. Campbell	Shares represented by all properly executed proxies will be voted in accordance with the instructions appearing on the proxy and in the
☐	FOR ALL EXCEPT (See instructions below)	O Sandra L. Derickson O W. Kim Foster O David C. Hurley O David L. Pugh

discretion of the proxy holders as to any other matters that may properly come before the Annual Meeting.  PROXIES WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED OR IN THE ABSENCE OF INSTRUCTIONS, WILL BE VOTED FOR EACH

INSTRUCTION:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: •		OF THE NOMINEES SET FORTH IN ITEM 1 AND FOR ITEM 2 AND IN THE DISCRETION OF THE PROXY HOLDERS AS TO ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Signature of Stockholder		Date:	Signature of Stockholder		Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

HEXCEL CORPORATION

Two Stamford Plaza
281 Tresser Boulevard
Stamford, Connecticut 06901

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
To be held on May 10, 2007
This Proxy is Solicited by the Board of Directors of Hexcel Corporation

The undersigned stockholder of Hexcel Corporation (“Hexcel”) hereby appoints David E. Berges, Stephen C. Forsyth and Ira J. Krakower and each of them, the lawful attorneys and proxies of the undersigned, each with powers of substitution, to vote all shares of Common Stock of Hexcel held of record by the undersigned on March 23, 2007 at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held at the Community Room, Two Stamford Plaza, 281 Tresser Boulevard, Stamford, Connecticut, on May 10, 2007 at 10:30 a.m., local time, and at any and all adjournments or postponements thereof, with all the powers the undersigned would possess if personally present, upon all matters set forth in the Notice of Annual Meeting of Stockholders and Proxy Statement dated April 5, 2007, receipt of which is hereby acknowledged.

(Continued and to be signed on the reverse side)

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